As filed with the Securities and Exchange Commission on April 28, 2022
Registration No. 333-248239

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-11
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NETSTREIT Corp.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	84-3356606 (I.R.S. Employer Identification Number)
2021 McKinney Avenue
Suite 1150
Dallas, Texas 75201
(972) 200-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark Manheimer
President and Chief Executive Officer
NETSTREIT Corp.
2021 McKinney Avenue
Suite 1150
Dallas, Texas 75201
(972) 200-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Christina T. Roupas
Courtney M. W. Tygesson
Cooley LLP
110 North Wacker Drive
Suite 4200
Chicago, Illinois 60606
(312) 881-6500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On August 21, 2020, NETSTREIT Corp. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (File No. 333-248239) (as amended, the “Registration Statement”). The Registration Statement was filed to register the resale from time to time by the selling stockholders identified therein of shares of the Company’s common stock, $0.01 par value per share. This Post-Effective Amendment No. 1 to Form S-11 on Form S-3 is being filed to convert the Form S-11 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares of common stock that were registered for resale on the Form S-11. No additional securities are being registered under this registration statement. All applicable registration and filing fees were paid by the registrant in connection with filing the Form S-11.

Prospectus
15,823,653 SHARES OF COMMON STOCK
This prospectus relates to the offer and sale from time to time of up to 15,823,653 shares of NETSTREIT Corp., a Maryland corporation, common stock, $0.01 par value per share (the “common stock”), by the selling stockholders identified in this prospectus. See “Selling Stockholders.” This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.
We are not offering for sale any of the shares of our common stock included in this prospectus. We will not receive any of the proceeds from the sales of shares of common stock by the selling stockholders, but we have agreed to pay expenses relating to registering the shares.
Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “NTST.” On April 27, 2022, the last reported sales price of our common stock on the NYSE was $22.22 per share.
We have elected to be taxed as a real estate investment trust (“REIT”) under the U.S. federal income tax laws. To assist us in maintaining our qualification as a REIT, among other reasons, our charter generally limits beneficial ownership of our common stock by any person to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all our outstanding stock. Our charter contains various other restrictions on the ownership and transfer of shares of our stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”
Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the risks described under the heading entitled “Risk Factors” beginning on page 8 of this prospectus and those included under the same title in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the Securities and Exchange Commission, including any risks described in any accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 28, 2022

The distribution of this prospectus and any accompanying prospectus supplement and the offering of our securities in certain jurisdictions may be restricted by law. If you possess this prospectus or any accompanying prospectus supplement, you should find out about and observe these restrictions. This prospectus and any accompanying prospectus supplement are not an offer to sell our securities and are not soliciting an offer to buy our securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Plan of Distribution” in this prospectus.

ABOUT THIS PROSPECTUS
This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described in the section titled “Incorporation of Certain Information by Reference” in this prospectus and the information in any free writing prospectus that we may authorize for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.
This prospectus describes the specific terms of the common stock we are offering and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the selling stockholders have not, authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference into this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering.
You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you to in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Unless the context indicates otherwise, as used in this prospectus, the terms “NETSTREIT,” the “Company,” “we,” “us” and “our” refer to NETSTREIT Corp., a Maryland corporation, and its subsidiaries, including NETSTREIT, L.P., a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact, included in this prospectus regarding, among other things, our strategy, future operations, financial position, projected costs, our acquisition pipeline, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus as well as any risk factors that are incorporated by reference into this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:
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risks inherent in the real estate business, including tenant defaults, illiquidity of real estate investments, potential liability relating to environmental matters and potential damages from natural disasters;

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general business and economic conditions;

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the impact of COVID-19 on our business and the global economy;

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the accuracy of our assessment that certain businesses are e-commerce resistant and recession-resilient;

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the accuracy of the tools we use to determine the creditworthiness of our tenants;

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concentration of our business within certain geographic markets, tenant categories and with certain tenants;

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demand for restaurant and retail space;

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ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

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our ability to successfully execute our acquisition or development strategies;

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the degree and nature of our competition;

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our ability to retain our key management personnel;

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failure, weakness, interruption or breach in security of our information systems;

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access to capital markets;

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inflation and interest rate fluctuations;

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our failure to generate sufficient cash flows to service our outstanding indebtedness;

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failure to remain qualified for taxation as a REIT;

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changes in, or the failure or inability to comply with, applicable law or regulation; and

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the other risks identified in this prospectus, including, without limitation, those under the heading “Risk Factors.”

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus under the heading, “Risk Factors.” Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY
This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference into this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference into this prospectus before deciding whether to invest in our securities.
Our Business
We are an internally-managed real estate company that acquires, owns and manages a diversified portfolio of single-tenant, retail commercial real estate subject to long-term net leases with high credit quality tenants across the United States. As of March 31, 2022, our diversified portfolio consisted of 361 single-tenant retail net leased properties spanning 42 states, with 71 different tenants represented across 23 retail sectors. As of March 31, 2022, our portfolio generated annualized base rent (“ABR”)1 of $77.0 million and was 100% occupied, with a weighted average remaining lease term (“WALT”) of 9.6 years and consisted of approximately 64% investment grade tenants and 17% investment grade profile tenants by ABR, which we believe provides us with a strong, stable source of recurring cash flow from which to grow our portfolio. We focus on tenants in industries where a physical location is critical to the generation of sales and profits, with a focus on necessity goods and essential services in the retail sector, including home improvement, auto parts, drug stores and pharmacies, general retail, grocers, convenient stores, discount stores, and quick-service restaurants, which we refer to as defensive retail industries. We believe these characteristics make our tenants’ businesses e-commerce resistant and resilient through all economic cycles.
We were formed as a Maryland corporation on October 11, 2019. We completed our initial public offering on August 17, 2020 and our common stock trades on the New York Stock Exchange under the symbol “NTST.”
Formation Transactions
We are structured as an umbrella partnership real estate investment trust (a “REIT”), meaning that we own our properties and conduct our business through NETSTREIT, L.P. (our “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The general partner of our operating partnership is a wholly-owned subsidiary of the Company. As of March 31, 2022, we owned 98.9% of the limited partnership interests in our operating partnership (the “OP units”). The operating partnership is authorized to issue two classes of OP units, the Class A OP units and the Class B OP units, each of which are redeemable in exchange for shares of common stock of the Company at the Company’s option.
Concurrently with a series of transactions completed on December 23, 2019 (the “Formation Transactions”), EverSTAR Income and Value Fund V, LP, a Delaware limited partnership (the “Predecessor”), was merged with and into the operating partnership, with the operating partnership surviving. In connection with the Formation Transactions, certain investors in the Predecessor received OP units. Additionally, on December 23, 2019, we completed a private offering of our common stock pursuant to exemptions from registration (the “Private Offering”). This prospectus relates to the sale by the selling stockholders of (i) common stock to be received upon the redemption or exchange of OP units received in the Formation Transactions and (ii) sales of common stock received in the Private Offering.
Our Tax Status
We have elected to be taxed as a REIT for U.S. federal income tax purposes. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity

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ABR is calculated by multiplying (i) cash rental payments (a) for the month ended March 31, 2022 (or, if applicable, the next full month’s cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of March 31, 2022, plus (b) for properties under development, the first full month’s permanent cash rent contractually due after the development period by (ii) 12.

with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2022 and subsequent taxable years. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our stockholders, computed without regard to the dividends paid deduction and excluding our net capital gain, plus 90% of our net income after tax from foreclosure property (if any), minus the sum of various items of excess non-cash income. To assist us in maintaining our qualification as a REIT, among other reasons, our charter generally limits beneficial ownership of our stock by any person to no more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all our outstanding stock. Our charter contains various other restrictions on the ownership and transfer of shares of our stock. See “Description of Capital Stock  —  Restrictions on Ownership and Transfer” and “U.S. Federal Income Tax Considerations.”
Company Information
Our headquarters are located at 2021 McKinney Avenue, Suite 1150, Dallas, Texas 75201 and our telephone number is (972) 200-7100. Our website address is www.NETSTREIT.com. The information located on, or otherwise accessible through, our website does not constitute a part of this prospectus.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent annual report on Form 10-K and in our subsequent quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with all other information in this prospectus or incorporated by reference in this prospectus. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we have agreed to pay all expenses relating to the registration of the shares of common stock, other than any brokers’ or underwriters’ discounts and commissions.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a description of the material terms of our capital stock and is only a summary. For a complete description, we refer you to the applicable provisions of the Charter (the “charter”) and the Amended and Restated Bylaws of the Company, as amended (the “bylaws”), and the applicable provisions of the Maryland General Corporation Law (the “MGCL”).
General
Our authorized stock consists of 400,000,000 shares of our common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. As of March 31, 2022, the Company had 47,921,988 shares of common stock issued and outstanding. In addition, as of March 31, 2022, there were 48,459,143 outstanding Class A OP units, 537,155 of which are redeemable for shares of our common stock on a one-for-one basis, and no outstanding Class B OP units.
Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of stockholders’ status as stockholders.
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including additional classes or series of common stock or classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.
A majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares. As a result, our board of directors could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors, without stockholder action, to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
Common Stock
Common stockholders are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Common stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.
Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.
Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock that we may issue, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. In uncontested elections, directors are elected by the affirmative vote of a majority of the total votes cast “for” and “against” each director nominee. In contested elections (i.e., where the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Under Maryland law and our charter, we generally cannot dissolve, amend our charter, merge, transfer all or substantially all of our assets, convert into another form of entity, engage in a statutory share exchange or engage in a similar transaction unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions. Maryland law also permits us to transfer all or substantially all of our assets without the approval of our stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by us. Because our operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Preferred Stock
Our charter provides that our board of directors has the authority, without action by our stockholders, to classify, designate and issue shares of preferred stock in one or more classes or series and to fix the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any class or series of preferred stock.
Any future issuance of shares of preferred stock could adversely affect the voting power and distribution and liquidation rights of holders of our stock, and the likelihood that the holders will receive dividend payments, and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control that might otherwise be favorable to our stockholders.
A prospectus supplement relating to any class or series of preferred stock being offered will include specific terms relating to the offering. They will include, where applicable:
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the title and par value of the class or series of preferred stock;

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the number of shares of the class or series of preferred stock offered, the liquidation preference per share and the offering price per share of the class or series of preferred stock;

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the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the class or series of preferred stock;

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whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock shall accumulate;

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the provisions for a sinking fund, if any, for the class or series of preferred stock;

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any voting rights of the class or series of preferred stock;

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the provisions for redemption, if applicable, of the class or series of preferred stock;

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any listing of the class or series of preferred stock on any securities exchange;

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information with respect to book-entry registration procedures, if any;

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the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into or exchangeable for our common stock, another class or series of preferred stock or other securities including the conversion price or the manner of calculating the conversion price and conversion period;

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if appropriate, a discussion of federal income tax consequences applicable to the preferred stock;

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any limitations on direct or beneficial ownership and restrictions on transfer of the class or series of preferred stock, in each case as may be appropriate to assist us in qualifying as a REIT or otherwise;

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the priority of the class or series of preferred stock, with all classes and series of preferred stock ranking on a parity with each other unless otherwise specified in the charter and that the class or series of preferred stock will rank senior to common stock with respect to payment of dividends and distribution of assets upon liquidation; and

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any other specific terms, preferences, rights, limitations or restrictions on the class or series of preferred stock.

Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be taxed as a REIT has been made).
Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock or of any class or series of our preferred stock, or more than 9.8% of the aggregate value of all of our outstanding stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”
The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or of any class or series of our preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or our preferred stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of any class or series of preferred stock or 9.8% of the aggregate value of all of our outstanding stock, and thereby violate the applicable ownership limit.
Our charter provides that our board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of our charter may retroactively or prospectively exempt a person from any or all of the ownership limits and establish a different limit on ownership for such person. As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in order to determine or ensure our status as a REIT and such representations and/or agreements as it may deem necessary or prudent.

Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.
Our board of directors may increase or decrease any or all of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock (other than by a previously exempted person) will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.
Our charter further prohibits:
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any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

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any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT.
Pursuant to our charter, if any purported transfer of our stock or other event that would cause a change in the beneficial or constructive ownership of our stock would (i) result in any person violating any of the ownership limits described above or such other ownership limit established by our board of directors, (ii) result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (iii) otherwise cause us to fail to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by the board of directors, and the intended transferee will acquire no rights in the shares. Notwithstanding the foregoing, if any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, if the event causing the transfer to the trust did not involve a purchase of such shares at Market Price (as defined in our charter), the Market Price of the shares on the day of the event causing the transfer of the trust) and (ii) the Market Price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable to the trustee by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
If we do not exercise our right to purchase the shares held in the trust, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock within 20 days of receiving notice from us of the transfer of shares to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the event causing the transfer to the trust did not involve a purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the transfer of the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.
The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:
•
rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•
recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and the other restrictions on ownership and transfer of our stock set forth in our charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must promptly disclose to us in writing such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above or a statement that we will furnish a full statement about the restrictions on ownership and transfer to a stockholder or request and without charge.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.
Certain Provisions of Maryland Law and Our Charter and Bylaws
Our Board of Directors
Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions which provide for:
•
a classified board;

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a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•
a majority requirement for the calling of a special meeting of stockholders.

We have elected in our charter to be subject to the Subtitle 8 provision which provides that vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship and until his or her successor is duly elected and qualifies. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the classified board provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) vest in our board of directors the exclusive power to fix the number of directors, (ii) require, unless called by our Chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (iii) provide that a director may be removed, with or without cause, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.
Meetings of Stockholders
Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the Chair of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.
Amendments to Our Charter and Bylaws
Under the MGCL and our charter, we generally cannot amend our charter unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter except for certain amendments related to the removal of directors and the vote required to amend the provisions relating to removal, which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Our board of directors may also amend our charter to change our name or make certain other ministerial changes without stockholder approval.
Our board of directors has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. However, our board of directors may not amend the provisions of our bylaws relating to our exemption from the “business combination” provisions of the MGCL, the “control share” provisions of the MGCL or the adoption of a stockholder rights plan without the approval of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors. Our bylaws also provide stockholders with the concurrent right to amend our bylaws by the affirmative vote of a majority of the votes entitled to be cast on a matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the meeting may be made only:
•
pursuant to our notice of the meeting;

•
by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

With respect to special meetings of stockholders, our bylaws provide that only the business specified in our notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:
•
by or at the direction of our board of directors;

•
by a stockholder who has requested a special meeting for the purpose of electing directors in compliance with our bylaws and has supplied the information required by our bylaws for each individual the stockholder proposes to nominate for election; or

•
provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company.
Further, a majority of our entire board of directors has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed above under the caption “Common Stock.” As a result, our board of directors could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.
Our charter and bylaws also provide that the number of our directors may be established only by our board of directors, which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “— Meetings of Stockholders” and “— Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.
No Stockholder Rights Plan
We do not currently have a stockholder rights plan, and our bylaws provide that we may not adopt a stockholder rights plan in the future without (i) the approval of our stockholders by a majority of the votes cast on the matter or (ii) ratification from our stockholders by a majority of the votes cast on the matter within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Limitation of Liability and Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
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the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
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any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by our charter vest immediately upon the election of a director of officer. Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We have entered into indemnification agreements with each of our directors and executive officers.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.
Listing
Our common stock is listed on the NYSE under the symbol “NTST.”

Transfer Agent and Registrar
Out transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS
Up to 15,823,653 shares of our common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders, including 4,026,008 shares of common stock issuable in exchange for OP units tendered for redemption by the selling stockholders. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.
The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of the date of this prospectus. The selling stockholders received the shares of common stock that may be sold pursuant to this prospectus on December 31, 2019 in connection with the Formation Transactions and the Private Offering. Except as noted below in the footnotes to the table, none of the selling stockholders had any position, office or other material relationship with us or any of our affiliates since our inception. The information presented regarding the selling stockholders is based on information available to us as of the date of this prospectus. The percentage of shares beneficially owned before the offering shown in the table below is based upon 47,921,988 shares of common stock outstanding as of March 31, 2022. In computing the number of shares beneficially owned by selling stockholders who hold OP units, shares of common stock issuable in exchange for such units upon redemption thereof are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
Because the selling stockholders may offer all, some or none of the shares of our common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us on this registration statement and do not acquire any additional shares of our common stock during this offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date for which the information set forth in the table below is provided.
Information concerning the selling stockholders may change from time to time, and any changed information may be set forth in prospectus supplements or post-effective amendments, as may be appropriate. Unless otherwise indicated, the address of each named person is c/o 2021 McKinney Avenue, Suite 1150, Dallas, Texas 75201.
	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Affiliates of Tilden Park(1)	2,784,809	5.8%	2,784,809	—	—
Affiliates of DK(2)	2,708,860	5.7%	2,708,860	—	—
Affiliates of Long Pond(3)	2,708,860	5.7%	2,708,860	—	—
Affiliates of Neuberger Berman Group LLC(4)	1,265,822	2.6%	1,265,822	—	—
1217, LP(5)	7,119	*	7,119	—	—
2012 Ericson Stumberg Trust(6)	7,119	*	7,119	—	—
2014 Mula Family Revocable Living Trust(7)	1,423	*	1,423	—	—
224 Investments, Ltd.(8)	21,359	*	21,359	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
3 Nut Realty, LLC(9)	21,715	*	21,715	—	—
701 Family Limited Partnership, TX LP(10)	7,119	*	7,119	—	—
Aaron L. Whitley(11)	1,423	*	1,423	—	—
Adam and Peggy Shafiroff	20,253	*	20,253
Alberta Investment Management Corporation (GV)(12)	182,785	*	182,785	—	—
Alberta Investment Management Corporation (PX)(13)	323,544	*	323,544	—	—
Alene Workman Revocable Trust U/A/D June 14, 2018(14)	2,847	*	2,847	—	—
Alex Rotter	7,600	*	7,600	—	—
Alexander R. Lopez(15)	1,423	*	1,423	—	—
Alokananda Saha(16)	2,847	*	2,847	—	—
Amara Holdings, L.P.(17)	28,478	*	28,478	—	—
Amy Holzman	5,063	*	5,063	—	—
Anand Jagannathan Living Trust DTD 01/24/2014(18)	5,695	*	5,695	—	—
Ananda Bose(19)	2,847	*	2,847	—	—
Andrew K. Glenn and Risa B. Glenn	7,594	*	7,594	—	—
Angle Family Trust(20)	1,423	*	1,423	—	—
Anthony and Julie Suzanne Martinelli(21)	1,423	*	1,423	—	—
APL Investments, LLC(22)	189,383	*	189,383	—	—
Arch Anson Tactical Real Estate Fund LP(23)	23,000	*	23,000	—	—
Arch Anson Tactical Real Estate NR Fund LP(24)	78,000	*	78,000	—	—
Atma Ram(25)	2,868	*	2,868	—	—
Atul Prakash and Ratnam Jain(26)	5,695	*	5,695	—	—
Barry Pulliam(27)	28,478	*	28,478	—	—
BDLD Investment Holding Co., LLC(28)	1,993	*	1,993	—	—
Bert Family Revocable Living Trust DTD 07/10/93(29)	1,423	*	1,423	—	—
Bikkina Defined Benefit Plan(30)	6,122	*	6,122	—	—
BKRK Investments Ltd.(31)	7,119	*	7,119	—	—
Blackwell Partners, LLC – Series E(32)	238,440	*	238,440	—	—
Bose Living Trust(33)	12,815	*	12,815	—	—
Brad A. Starkey(34)	1,423	*	1,423	—	—
Bradford Garvey and Earlene Garvey TTEES(35)	2,847	*	2,847	—	—
Bradley Miller(36)	4,841	*	4,841	—	—
Brian J. Bailey(37)	5,695	*	5,695	—	—
Brian Kapiloff(38)	2,563	*	2,563	—	—
BRN 2012 Trust(39)	7,119	*	7,119	—	—
Bruce and Leigh Failing(40)	7,119	*	7,119	—	—
Bryan D. Thompson(41)	1,423	*	1,423	—	—
Capview Exchange, LLC(42)	2,847	*	2,847	—	—
Carl Lasner(43)	4,271	*	4,271	—	—
Carl Robert Kikerpill Separate Property Revocable Trust(44)	16,802	*	16,802	—	—
Carlo Brignardello(45)	1,423	*	1,423	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Carole Berman Irrevocable Trust DTD 4/19/10(46)	7,119	*	7,119	—	—
Cary W. Ginter and Robin Z. Ginter Revocable Trust UAD 8/07/2006(47)	7,119	*	7,119	—	—
Chad and Elizabeth Gorsuch	9,974	*	9,974	—	—
Charles Edmund Connelly and Mary Susan Connelly(48)	2,847	*	2,847	—	—
Charles Howell III(49)	28,478	*	28,478	—	—
Charles M. Marino(50)	8,543	*	8,543	—	—
Charles Pevsner and Vinita Juneja(51)	2,847	*	2,847	—	—
Cheryl D. Thielman(52)	1,423	*	1,423	—	—
Chesterman Co.(53)	14,239	*	14,239	—	—
Chris B. Burrow(54)	7,201	*	7,201	—	—
Citrus Holdings, LLC(55)	14,239	*	14,239	—	—
Claire Scobee Farley and Richard Michael Farley(56)	14,239	*	14,239	—	—
Clearpath Services, LLC(57)	14,239	*	14,239	—	—
Clem Saad, Leon Saad, Roger Saad	50,633	*	50,633	—	—
Cotter Family Trust 2006(58)	2,847	*	2,847	—	—
Dan J. Agnew Trust(59)	22,783	*	22,783	—	—
Dan Ward Preservation Trust(60)	9,967	*	9,967	—	—
Daniel D. Long(61)	1,423	*	1,423	—	—
Daniel G. Bellow(62)	28,478	*	28,478	—	—
Daniel Hoisman	5,064	*	5,064	—	—
Darren Pitts(63)	1,423	*	1,423	—	—
Darrin and Jennie Kasteler(64)	28,478	*	28,478	—	—
David A. Shuttee(65)	4,271	*	4,271	—	—
David A. Zinger Amended and Restated Revocable Trust DTD 06/22/1989(66)	14,239	*	14,239	—	—
David Brengman(67)	1,423	*	1,423	—	—
David Drumm(68)	7,119	*	7,119	—	—
David Farmer(69)	1,423	*	1,423	—	—
David J. Keller(70)	11,391	*	11,391	—	—
David Romano	8,000	*	8,000	—	—
David Zarabi	5,064	*	5,064	—	—
Dennis Buschak(71)	1,423	*	1,423	—	—
Derek Trulson(72)	8,543	*	8,543	—	—
Devang and Anisha Patel(73)	5,695	*	5,695	—	—
Dhanraj and Shakuntala Maheshwari(74)	9,967	*	9,967	—	—
Doherty 2009 Family Trust(75)	28,478	*	28,478	—	—
Donald A. Weibring(76)	7,119	*	7,119	—	—
Donna O’Brien(77)	1,423	*	1,423	—	—
Doreen Binmatti MacDonald Living Trust(78)	2,847	*	2,847	—	—
Dorit Z. Genet 2012 Irrevocable Trust(79)	14,239	*	7,120	7,119	*
Douglas H. Rogers(80)	28,478	*	28,478	—	—
Douglas Surowitz(81)	2,847	*	2,847	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Dugout Holdings LP(82)	15,189	*	15,189	—	—
EB Arrow Holdings, LLC(83)	378,068	*	378,068	—	—
EBA Prosperous Investment Centre LLC(84)	287,234	*	287,234	—	—
Eduardo Sanchez Trust(85)	28,478	*	28,478	—	—
Edward A. Bracken(86)	1,423	*	1,423	—	—
Edward Dunn	17,721	*	17,721	—	—
Edward O. Boshell, Jr.(87)	7,119	*	7,119	—	—
Elizabeth Schlortt(88)	1,423	*	1,423	—	—
Ellen M. Tamiyasu Family Trust(89)	2,847	*	2,847	—	—
Etelligent Group, LLC(90)	5,695	*	5,695	—	—
Eva Bennett Todd(91)	1,423	*	1,423	—	—
F. Corry Payne, III, M.D.(92)	8,933	*	8,933	—	—
Felicitas Equity Fund, LP(93)	31,867	*	31,867	—	—
Felicitas SA1 Fund, LP(94)	63,735	*	63,735	—	—
Felicitas Secondary Fund, LP(95)	116,848	*	116,848	—	—
Fisher Family Trust DTD 12/07/1999(96)	7,119	*	7,119	—	—
Forrest C. Hicks & Sydney Smith Hicks(97)	1,423	*	1,423	—	—
FreedKap 2015, GP(98)	85,436	*	85,436	—	—
Gary P. Hammer(99)	2,847	*	2,847	—	—
Gayla Ward Preservation Trust(100)	9,967	*	9,967	—	—
George Ross Laughead(101)	7,119	*	7,119	—	—
Ghetti Enterprises, LLC(102)	9,967	*	9,967	—	—
Giora J. Erlich(103)	21,359	*	21,359	—	—
Gleeson Family Partnership, Ltd.(104)	8,543	*	8,543	—	—
Gloria Q. Hoxeng(105)	1,423	*	1,423	—	—
Greg Vlahos and Carmen L. Vlahos(106)	2,847	*	2,847	—	—
Gregg Kludjian(107)	1,423	*	1,423	—	—
Gregory P. Caughlin(108)	1,423	*	1,423	—	—
Gregory P. O’Brien(109)	7,119	*	7,119	—	—
Gunn Energy Enterprises, LTD(110)	7,119	*	7,119	—	—
Gus Comiskey Jr.(111)	7,119	*	7,119	—	—
Hamilton Potiowsky Family Partnership, Ltd.(112)	7,119	*	7,119	—	—
Happy Grandchildren, LP(113)	4,271	*	4,271	—	—
Harold E. Conklin Trust DTD 05/24/2010(114)	1,423	*	1,423	—	—
Harriet S. Burrow(115)	7,119	*	7,119	—	—
Hemlata Dalal(116)	4,271	*	4,271	—	—
Henry Dines Nelson(117)	5,695	*	5,695	—	—
Herbert D. Weitzman(118)	2,847	*	2,847	—	—
HF Properties, Ltd.(119)	14,239	*	14,239	—	—
HMG Courtland Properties, Inc.(120)	8,543	*	8,543	—	—
Holmes Family Grandchildren Limited Partnership(121)	5,695	*	5,695	—	—
HS II, Ltd(122)	5,695	*	5,695	—	—
Ila F. Miller Trust FBO Douglas W. Miller(123)	14,239	*	14,239	—	—
Ila F. Miller Trust FBO John K. Miller(124)	14,239	*	14,239	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Ila F. Miller Trust FBO Vivian M. Vance(125)	14,239	*	14,239	—	—
IMI Defined Benefit Pension Plan(126)	1,423	*	1,423	—	—
J. Paul Sutherland(127)	1,423	*	1,423	—	—
J. Robert Dodson III and Ann W. Dodson(128)	7,119	*	7,119	—	—
Jack and Zan Peat Family Trust(129)	7,119	*	7,119	—	—
Jack Satterfield(130)	6,828	*	6,828	—	—
Jacquelyn Turner(131)	1,423	*	1,423	—	—
James C. Petrie Trust(132)	1,423	*	1,423	—	—
James T. Dietrich(133)	7,853	*	7,853	—	—
Jay and Tammy Levine	126,583	*	126,583	—	—
Jay McAnelly(134)	8,543	*	8,543	—	—
Jerald L. Sklar(135)	4,271	*	4,271	—	—
Jerrell Allen(136)	1,423	*	1,423	—	—
Jessica M. Collin(137)	4,841	*	4,841	—	—
JoAnn E. Tattersall(138)	2,847	*	2,847	—	—
Joel Marcus	12,658	*	12,658	—	—
John A. Hammill(139)	131,652	*	131,652	—	—
John B. Burke Trust(140)	5,063	*	5,063	—	—
John Gates(141)	14,239	*	14,239	—	—
John M. Welsh	15,188	*	15,188	—	—
John O’Loughlin 2012 Trust(142)	20,253	*	20,253	—	—
John Scott Miller(143)	4,841	*	4,841	—	—
John Stewart(144)	1,423	*	1,423	—	—
John T. Schmidt(145)	8,543	*	8,543	—	—
John W. Gleeson Revocable Trust DTD 06/03/1997(146)	14,239	*	14,239	—	—
John William Hayes(147)	2,847	*	2,847	—	—
Johnny Galloway(148)	1,423	*	1,423	—	—
Jonathan and Anne Rand	5,064	*	5,064	—	—
Jonathan M. Rauch(149)	14,239	*	14,239	—	—
Jorgensen Revocable Living Trust(150)	8,543	*	8,543	—	—
Joseph and Laura Sodano	5,063	*	5,063	—	—
Joseph G. Barkate, Jr.(151)	1,594	*	1,594	—	—
Joseph Porat(152)	21,359	*	21,359	—	—
Jyoti M. Desai Revocable Trust(153)	5,695	*	5,695	—	—
K&S MEHTA Partnership Ltd(154)	7,119	*	7,119	—	—
Kachler Adams Cyrus Holdings, LLC(155)	28,478	*	28,478	—	—
Kaminsky Family Dynasty Trust DTD 12/29/06(156)	100,000	*	100,000	—	—
Katz Family Trust DTD 02/28/1997(157)	1,423	*	1,423	—	—
Katz Family Trust DTD 02/28/1997(158)	1,423	*	1,423	—	—
Keith and Elizabeth Hinkle Family(159)	1,423	*	1,423	—	—
Kelly Kachler Adams 2011 Family Trust(160)	5,695	*	5,695	—	—
Ken Shulman(161)	7,119	*	7,119	—	—
Kenneth A. Siegel(162)	2,847	*	2,847	—	—
Kent Galante(163)	1,423	*	1,423	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Ketan M. Desai and Alana C. Desai(164)	21,359	*	21,359	—	—
Kevin M. Connelly(165)	11,508	*	11,508	—	—
Keyhole Partners, L.P.(166)	2,847	*	2,847	—	—
Kim L. Thornton(167)	3,837	*	3,837	—	—
Kimberly R. Agnew(168)	8,543	*	8,543	—	—
Klahn Family Trust(169)	1,423	*	1,423	—	—
Klaus Hirsch(170)	1,423	*	1,423	—	—
Kourtney Kachler Cyrus 2011 Family Trust(171)	5,695	*	5,695	—	—
Krishnamurthy Prasad(172)	5,463	*	5,463	—	—
KW Ventures, LLC(173)	14,239	*	14,239	—	—
L. Herbert Stumberg, Jr.(174)	17,087	*	17,087	—	—
L.E. Broz(175)	7,119	*	7,119	—	—
Larry Goldberg Trust DTD 7/23/2013(176)	2,847	*	2,847	—	—
Larry Keith Whitney(177)	2,847	*	2,847	—	—
Larry M. Kachler and Susan G. Kachler(178)	14,239	*	14,239	—	—
Larson Revocable Trust(179)	2,847	*	2,847	—	—
Lawrence Valdivieso(180)	1,423	*	1,423	—	—
Lena Rapp Living Trust(181)	1,423	*	1,423	—	—
Levine Trust of 1999 DTD 06/04/1999(182)	1,423	*	1,423	—	—
Lightman Family Limited Partnership(183)	5,064	*	5,064	—	—
Lisa Kiell(184)	4,271	*	4,271	—	—
Lorraine C. Guevara(185)	2,847	*	2,847	—	—
M. Stephen Jackman UTD 2/12/1996(186)	14,239	*	14,239	—	—
Marc L. Ecko 2012 Investment Trust(187)	15,189	*	15,189	—	—
Marcia Farmer(188)	1,423	*	1,423	—	—
Mark A. Olson(189)	1,423	*	1,423	—	—
Mark A. Sachs 2009 Gift Trust(190)	1,423	*	1,423	—	—
Mark and Cynthia Newman(191)	4,349	*	4,349	—	—
Mark and Pamela Jaudes(192)	2,847	*	2,847	—	—
Mark Cosentino and Sara Lauren(193)	1,423	*	1,423	—	—
Mark Manheimer(194)	8,884	*	8,884	—	—
Mark Scott Katchen(195)	1,423	*	1,423	—	—
Mark Wingert and Bettina Pickering(196)	4,271	*	4,271	—	—
Marvin Kuper(197)	1,423	*	1,423	—	—
MDRP ROHL LLC	17,721	*	17,721	—	—
MEI Investments LLC	15,189	*	15,189	—	—
MGA Family Limited Partnership(198)	1,423	*	1,423	—	—
Michael Alkhoutoff(199)	2,135	*	2,135	—	—
Michael D. Thomas and Tina L. Thomas(200)	42,718	*	42,718	—	—
Michael D. Watts(201)	2,135	*	2,135	—	—
Michael Fritzlo Family Trust DTD 9/3/2014(202)	7,594	*	7,594	—	—
Michael Jensen(203)	1,423	*	1,423	—	—
Michael Montoya(204)	1,423	*	1,423	—	—
Michael P. Miller(205)	1,423	*	1,423	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Michael Pecoraro	5,063	*	5,063	—	—
Michael Perl	25,000	*	12,500	—	—
Michael Simonds(206)	1,423	*	1,423	—	—
Mohammad F. Kazmi(207)	4,271	*	4,271	—	—
Mohammad O. Ansari(208)	4,486	*	4,486	—	—
Mohsin and Tasneem Meghji	25,317	*	25,317	—	—
Monika Singhal(209)	2,847	*	2,847	—	—
Nader Fahmy(210)	11,391	*	11,391	—	—
Nancy Harris(211)	1,423	*	1,423	—	—
Nancy P. Shutt(212)	14,239	*	14,239	—	—
Narendra R. Desai(213)	4,271	*	4,271	—	—
Neal Sklaver and Rebecca Sklaver(214)	7,119	*	7,119	—	—
Ned S. Holmes(215)	2,847	*	2,847	—	—
Ned S. Holmes 1997 Grandchildrens Trust(216)	7,119	*	7,119	—	—
Ned S. Holmes Childrens Trust FBO Allison Spradley Holmes(217)	2,847	*	2,847	—	—
Ned S. Holmes Profit Sharing Plan(218)	7,119	*	7,119	—	—
Nelson Family Trust(219)	1,423	*	1,423	—	—
NHST Company LLC(220)	2,531	*	2,531	—	—
Nicholas Emmanuel	5,063	*	5,063	—	—
Nilesh and Hina Jariwala(221)	31,628	*	31,628	—	—
Northwood Liquid Opportunities Master LP(222)	161,560	*	161,560	—	—
One Heart Charitable Trust Inc.(223)	50,633	*	50,633	—	—
Pankaj and Priti Bhargava(224)	2,847	*	2,847	—	—
Patricia H. Lin Revocable Trust(225)	7,595	*	7,595	—	—
Patrick and Jessica Demarco	5,063	*	5,063	—	—
Patrick Claffey	5,063	*	5,063	—	—
Patti Craney(226)	1,423	*	1,423	—	—
Paul A. Whitman(227)	4,271	*	4,271	—	—
Paul Agnew(228)	14,239	*	14,239	—	—
Paul and Donna Abrams Revocable Living Trust DTD 2/4/10(229)	5,063	*	5,063	—	—
Paul Dellisola(230)	10,128	*	10,128	—	—
Paul E. Opfermann Trust U/A DTD 2/13/1980(231)	7,119	*	7,119	—	—
Paul J. Taglibue Trust(232)	37,974	*	37,974	—	—
Paul T. Van Valkenburg and Kathleen Van Valkenburg	7,595	*	7,595	—	—
Paula M. Stumberg(233)	5,126	*	5,126	—	—
Pazen Family Revocable Trust(234)	1,423	*	1,423	—	—
Perryman Living Trust DTD 4/29/1997(235)	1,423	*	1,423	—	—
Peter Dines Nelson Family Trust(236)	14,239	*	14,239	—	—
Peter Riguardi(237)	5,695	*	5,695	—	—
Pitaya, LTD.(238)	13,774	*	13,774	—	—
Poarch Family LP(239)	28,478	*	28,478	—	—
Potiowsky Partnership, Ltd.(240)	9,113	*	9,113	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Pradeep Kumar Bhargava(241)	2,899	*	2,899	—	—
Princeville, LLC(242)	2,847	*	2,847	—	—
Purnachander Bikkasani(243)	25,630	*	25,630	—	—
Purushottam Jhawar(244)	14,239	*	14,239	—	—
Rakesh Bhargava(245)	8,116	*	8,116	—	—
Ramesh and Uma Jhawar(246)	2,847	*	2,847	—	—
Ramsey & Kinkade Family Trust(247)	2,847	*	2,847	—	—
Randall E. Roberts(248)	8,543	*	8,543	—	—
Randi Harris(249)	1,423	*	1,423	—	—
Rani Bose(250)	2,847	*	2,847	—	—
Reagan and Carol Dixon(251)	1,423	*	1,423	—	—
Rebecca A. Pixley(252)	1,423	*	1,423	—	—
Red Oak 86, LP(253)	7,119	*	7,119	—	—
Richard and Denise Lee	5,063	*	5,063	—	—
Richard Irwin Katchen(254)	1,423	*	1,423	—	—
Richard P. Ikeler(255)	4,929	*	4,929	—	—
Robert Boyles(256)	1,423	*	1,423	—	—
Robert C. Clark(257)	1,139	*	1,139	—	—
Robert D. Alexander(258)	2,847	*	2,847	—	—
Robert D. Perlmutter Revocable Trust(259)	7,594	*	7,594	—	—
Robert H. Todd(260)	1,423	*	1,423	—	—
Robert J. Broz(261)	5,549	*	5,549	—	—
Robert J. Gaffuri(262)	1,423	*	1,423	—	—
Robert W. Schnitzius(263)	7,119	*	7,119	—	—
Robin Kosberg Trust(264)	7,119	*	7,119	—	—
Rockwell Fund, Inc.(265)	28,478	*	28,478	—	—
Roger M. Harris(266)	8,366	*	8,366	—	—
Roger T. Staubach(267)	21,359	*	21,359	—	—
Ronald D. Deyo(268)	9,255	*	9,255	—	—
Ronald Kaplan	5,064	*	5064	—	—
Ross B. McCollum(269)	8,543	*	8,543	—	—
Ruth P. Risman(270)	17,972	*	17,972	—	—
S & C Warford Family Revocable Living Trust(271)	1,423	*	1,423	—	—
S&R Real Estate Fund IX, LP(272)	284,787	*	284,787	—	—
Salient Select Income Fund(273)	350,000	*	350,000	—	—
Sam Berman Charitable Foundation Inc.(274)	9,967	*	9,967	—	—
Sandell Investments(275)	2,847	*	2,847	—	—
Santikos Enterprises, LLC(276)	142,393	*	142,393	—	—
Scott and Christina Worley(277)	7,119	*	7,119	—	—
Shah Living Trust(278)	7,119	*	7,119	—	—
Sharer Family Revocable Living Trust DTD 12/29/2005(279)	2,847	*	2,847	—	—
Shining Star Family Trust(280)	1,423	*	1,423	—	—
ST-CL Collier LP(281)	13,464	*	13,464	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Stefanie I. Sachs Trust(282)	1,423	*	1,423	—	—
Steven and Susan Dantus	25,316	*	25,316	—	—
Steven D. Thompson Childs Exempt Trust FBO Harry Holmes Thompson(283)	2,847	*	2,847	—	—
Steven D. Thompson Childs Exempt Trust FBO Maley H. Thompson(284)	2,847	*	2,847	—	—
Steven D. Thompson Childs Exempt Trust FBO Steven D. Thompson, Jr.(285)	2,847	*	2,847	—	—
Steven Lazzaro	5,063	*	5,063	—	—
Steven Lyle Berkenfeld	25,316	*	25,316	—	—
Steven Mermelstein	5,064	*	5,064	—	—
Steven Ricciardi and Karen Ricciardi	6,836	*	6,836	—	—
Stifel, Nicolaus & Company, Incorporated(286)	27,221	*	27,221	—	—
Stone Ridge Investment Partners, LLC(287)	14,239	*	7,239	7,000	*
Stuart B. Black and Jane Hart Black(288)	1,423	*	1,423	—	—
Stumberg Interest, Ltd(289)	56,957	*	56,957	—	—
Subhash R. Viswanathan(290)	2,847	*	2,847	—	—
Sudhir Agarwal(291)	7,119	*	7,119	—	—
Sudhir Agarwal and Usha Agarwal(292)	7,119	*	7,119	—	—
Sukjung Chung	7,594	*	7,594	—	—
Sunita Gupta and Ajay Gupta(293)	7,119	*	7,119	—	—
Susan L. Clay(294)	1,423	*	1,423	—	—
Tani R. Welsh(295)	1,423	*	1,423	—	—
TCLS I, LP (Tarsadia)(296)	151,899	*	151,899	—	—
Terry Rupple(297)	1,423	*	1,423	—	—
The Marital Trust(298)	4,271	*	4,271	—	—
Thomas John Hammill(299)	10,798	*	10,798	—	—
Tim A. Perry and Carolyn Perry(300)	1,423	*	1,423	—	—
Timothy D. Boyd Revocable Trust DTD 8/27/1996(301)	5,063	*	5,063	—	—
Timothy D. Lord(302)	9,967	*	9,967	—	—
Timothy Page(303)	14,239	*	14,239	—	—
TNG, Inc Retirement Trust(304)	5,695	*	5,695	—	—
Tom H. Delimitros and Lourdes Delimitros(305)	7,119	*	7,119	—	—
Tracy Kapiloff(306)	3,132	*	3,132	—	—
Trinity University(307)	170,872	*	170,872	—	—
Truman Family Trust(308)	2,847	*	2,847	—	—
Vance Family Trust FBO Jeffrey Mark Vance(309)	9,492	*	9,492	—	—
Vance Family Trust FBO Paul Matthew Vance(310)	9,492	*	9,492	—	—
Vance Family Trust FBO Vanessa Elizabeth Vance(311)	9,492	*	9,492	—	—
Vicki Gruner(312)	1,423	*	1,423	—	—
Vinay Datta(313)	4,271	*	4,271	—	—
Vinod and Amita Nagori(314)	2,847	*	2,847	—	—
Vivian Miller Vance(315)	28,478	*	28,478	—	—

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	Percentage		Shares	Percentage
Wall Family Revocable Living Trust DTD 06/03/2005(316)	1,423	*	1,423	—	—
Walter Brent Toler(317)	6,407	*	6,407	—	—
Walter Phipps(318)	1,423	*	1,423	—	—
Walter S. Henrion Non-Exempt Trust(319)	4,271	*	4,271	—	—
Walter S. Henrion, III Exempt Trust(320)	2,847	*	2,847	—	—
Ward Family, LLC(321)	6,345	*	6,345	—	—
Watkins Revocable Living Trust DTD 01/15/1992(322)	2,847	*	2,847	—	—
Wendi Jackman Norris 2009 Gift Trust(323)	5,695	*	5,695	—	—
Wendy A. Teahan(324)	1,423	*	1,423	—	—
William K. Nemzin Deceased Grantor Trust(325)	11,391	*	11,391	—	—
William K. Nemzin Marital Deduction Trust(326)	11,391	*	11,391	—	—
William Lynn Wolf, Jr. Exempt Trust(327)	2,847	*	2,847	—	—
William T. Miller Trust FBO Douglas W. Miller(328)	14,239	*	14,239	—	—
William T. Miller Trust FBO John K. Miller(329)	14,239	*	14,239	—	—
William T. Miller Trust FBO Vivian M. Vance(330)	14,239	*	14,239	—	—
Matus Family Limited Partnership(331)	7,119	*	7,119	—	—
SK Investments, LLC(332)	28,478	*	28,478	—	—

*
Less than 1%.

(1)
Represents 2,784,809 shares of common stock owned by Tilden Park Investment Master Fund LP, a Cayman Islands exempted limited partnership and an affiliate of Tilden Park. The address for Tilden Park Investment Master Fund LP is c/o Tilden Park Capital Management LP, 452 Fifth Avenue, 28th Floor, New York, New York 10028.

(2)
Represents (i) 79,370 shares of common stock owned by M.H. Davidson & Co., a New York limited partnership and affiliate of DK, (ii) 495,450 shares of common stock owned by Davidson Kempner Partners, a New York limited partnership and affiliate of DK, (iii) 1,044,807 shares of common stock owned by Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership and affiliate of DK and (iv) 1,089,233 shares of common stock owned by Davidson Kempner International, Ltd., a British Virgin Islands business company and affiliate of DK (collectively, the “DK Entities”). The address for the DK Entities is 520 Madison Avenue, 30th Floor, New York, New York 10022.

(3)
Represents (i) 2,035,443 shares of common stock owned by Long Pond US Master, LP, a Delaware limited partnership and affiliate of Long Pond, and (ii) 673,417 shares of common stock owned by Long Pond Offshore (I) LLC, a Cayman Islands limited liability company and affiliate of Long Pond (collectively, the “Long Pond Entities”). The address for the Long Pond Entities is c/o Long Pond Capital, LP, 527 Madison Avenue, 15th Floor, New York, New York 10022.

(4)
Represents (i) 253,164 shares of common stock owned by Almanac Realty Public Securities, L.P., a Delaware limited partnership, and (ii) 1,012,658 shares of common stock owned by ARPS Special Opportunities I, L.P., a Delaware limited partnership. The general partner of Almanac Realty Public Securities, L.P. is NB Almanac Investors GP LP, a Delaware limited partnership, and the general partner of ARPS Special Opportunities I, L.P. is NB Almanac ASO GP LP, a Delaware limited partnership. The ultimate beneficial owner of the two general partners is Neuberger Berman Group LLC. The address for these entities is c/o Almanac Realty Investors, 1140 Avenue of the Americas, 17th Floor, New York, New York 10036.

(5)
Includes 7,119 Class A OP units. The address of 1217, LP is 3009 Hayden, Amarillo, TX, 79109.

(6)
Includes 7,119 Class A OP units. L. Herbert Stumberg, Jr., the sole trustee of the 2012 Ericson Stumberg Trust, has sole voting and investment control over all of the shares held by this trust.

(7)
Includes 1,423 Class A OP units. Alison Deeth-Mula and Richard Mula, the joint trustees of the 2014 Mula Family Revocable Living Trust, have shared voting and investment control over all of the shares held by this trust.

(8)
Includes 21,359 Class A OP units. The address for 224 Investments, Ltd. is 227 W. Olmos Drive, San Antonio, TX 78212.

(9)
Includes 21,715 Class A OP units. The address for 3 Nut Realty, LLC is 2125 Canyon Park Drive, Southlake, TX 76092.

(10)
Includes 7,119 Class A OP units. The address for 701 Family Limited Partnership, TX LP is c/o William A. Kramer, 2626 Howell Street, 10th Floor, Dallas, TX 75204.

(11)
Includes 1,423 Class A OP units held in Mr. Whitley’s IRA account.

(12)
The address for Alberta Investment Management Corporation (GV) is 1600, 10250 101 Street, Edmonton, AB T5J 3P4.

(13)
The address for Alberta Investment Management Corporation (PX) is 1600, 10250 101 Street, Edmonton, AB T5J 3P4.

(14)
Includes 2,847 Class A OP units. Alene Workman, the sole trustee of the Alene Workamn Revocable Trust U/A/D June 14, 2018, has sole voting and investment control over all of the shares held by this trust.

(15)
Includes 1,423 Class A OP units held in Mr. Lopez’s IRA account.

(16)
Includes 2,847 Class A OP units.

(17)
Includes 28,478 Class A OP units. The address for Amara Holdings, L.P. is 12550 Reed Road, Suite 100, Sugar Land, TX 77478.

(18)
Includes 5,695 Class A OP units. Anand Jagannathan, the sole trustee of the Anand Jagannathan Living Trust DTD 01/24/2014, has sole voting and investment control over all of the shares held by this trust.

(19)
Includes 2,847 Class A OP units.

(20)
Includes 1,423 Class A OP units. Greg Angle and Nancy Angle, the joint trustees of the Angle Family Trust, have shared voting and investment control over all of the shares held by this trust.

(21)
Includes 1,423 Class A OP units.

(22)
Includes 189,383 Class A OP units. The address for APL Investments, LLC is PO Box 820508, Vancouver, WA 98682.

(23)
The address for Arch Anson Tactical Real Estate Fund LP is 155 University Avenue, Suite 207, Toronto, Ontario, Canada.

(24)
The address for Arch Anson Tactical Real Estate NR Fund LP is 155 University Avenue, Suite 207, Toronto, Ontario, Canada.

(25)
Includes 2,868 Class A OP units held in Ms. Ram’s IRA account.

(26)
Includes 5,695 Class A OP units.

(27)
Includes 28,478 Class A OP units.

(28)
Includes 1,993 Class A OP units. The address for BDLD Investment Holding Co., LLC is 1401 West Dry Creek Road, Littleton, CO 80120.

(29)
Includes 1,423 Class A OP units. Jeffrey Bert and Vickie Bert, the joint trustees of the Bert Family Revocable Living Trust DTD 07/10/93, have shared voting and investment control over all of the shares held by this trust.

(30)
Includes 6,122 Class A OP units. Mahesh Bikkina, the sole trustee of the Bikkina Defined Benefit Plan, has sole voting and investment control over all of the shares held by this plan.

(31)
Includes 7,119 Class A OP units. The address of BKRK Investments Ltd. is PO Box 795756, Dallas, TX 75379.

(32)
The address of Blackwell Partners, LLC — Series E is 575 Fifth Avenue, 23rd Floor, New York, NY 10017.

(33)
Includes 12,815 Class A OP units. Ajoy K. Bose, the sole trustee of the Bose Living Trust, has sole voting and investment control over all of the shares held by this trust.

(34)
Includes 1,423 Class A OP units held in Mr. Starkey’s IRA account.

(35)
Includes 2,847 Class A OP units. Bradford Garvey and Earlene Garvey, the joint trustees of Bradford Garvey and Earlene Garvey TTEES, have shared voting and investment control over all of the shares held by this trust.

(36)
Includes 4,841 Class A OP units.

(37)
Includes 5,695 Class A OP units.

(38)
Includes 2,563 Class A OP units.

(39)
Includes 7,119 Class A OP units. Brenda R. Nemzin, the sole trustee of the BRN 2012 Trust, has sole voting and investment control over all of the shares held by this trust.

(40)
Includes 7,119 Class A OP units.

(41)
Includes 1,423 Class A OP units.

(42)
Includes 2,847 Class A OP units. The address of Capview Exchange, LLC is 5910 N. Central Expy., Suite1600, Dallas, TX 75206.

(43)
Includes 4,271 Class A OP units.

(44)
Includes 16,802 Class A OP units. Carl Kikerpill, the sole trustee of the Carl Robert Kikerpill Separate Property Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(45)
Includes 1,423 Class A OP units held in Mr. Brignardello’s IRA account.

(46)
Includes 7,119 Class A OP units. Sheryl Greenwald, the sole trustee of the Carole Berman Irrevocable Trust DTD 4/19/10, has sole voting and investment control over all of the shares held by this trust.

(47)
Includes 7,119 Class A OP units. Cary Ginter, the sole trustee of the Cary W. Ginter and Robin Z. Ginter Revocable Trust UAD 8/07/2006, has sole voting and investment control over all of the shares held by this trust.

(48)
Includes 2,847 Class A OP units.

(49)
Includes 28,478 Class A OP units.

(50)
Includes 8,543 Class A OP units.

(51)
Includes 2,847 Class A OP units.

(52)
Includes 1,423 Class A OP units held in Ms. Thielman’s IRA account.

(53)
Includes 14,239 Class A OP units. The address of Chesterman Co. is 4700 S. Lewis Blvd, Sioux City, IA 51106.

(54)
Includes 7,201 Class A OP units held in Mr. Burrow’s IRA account.

(55)
Includes 14,239 Class A OP units. The address of Citrus Holdings, LLC is 17319 San Pedro Ave, Suite 318, San Antonio, TX 78232.

(56)
Includes 14,239 Class A OP units.

(57)
Includes 14,239 Class A OP units. The address of Clearpath Services, LLC is PO Box 820508, Vancouver, WA 98682.

(58)
Includes 2,847 Class A OP units. Mary Ka Cotter and Lorenzo Leslie Cotter, III, the joint trustees of the Cotter Family Trust 2006, have shared voting and investment control over all of the shares held by this trust.

(59)
Includes 22,783 Class A OP units. Dan J. Agnew, the sole trustee of the Dan J. Agnew Trust, has sole voting and investment control over all of the shares held by this trust.

(60)
Includes 9,967 Class A OP units. Dan Ward, the sole trustee of the Dan Ward Preservation Trust, has sole voting and investment control over all of the shares held by this trust.

(61)
Includes 1,423 Class A OP units held in Mr. Long’s IRA account.

(62)
Includes 28,478 Class A OP units.

(63)
Includes 1,423 Class A OP units held in Mr. Pitts’s 401(k) Profit Sharing Plan.

(64)
Includes 28,478 Class A OP units.

(65)
Includes 4,271 Class A OP units.

(66)
Includes 14,239 Class A OP units. David Zinger, the sole trustee of the David A. Zinger Amended and Restated Revocable Trust DTD 06/22/1989, has sole voting and investment control over all of the shares held by this trust.

(67)
Includes 1,423 Class A OP units held in Mr. Brengman’s IRA account.

(68)
Includes 7,119 Class A OP units held in Mr. Drumm’s IRA account.

(69)
Includes 1,423 Class A OP units held in Mr. Farmer’s IRA account.

(70)
Includes 11,391 Class A OP units.

(71)
Includes 1,423 Class A OP units held in Mr. Buschak’s IRA account.

(72)
Includes 8,543 Class A OP units held in Mr. Trulson’s IRA account.

(73)
Includes 5,695 Class A OP units.

(74)
Includes 9,967 Class A OP units.

(75)
Includes 28,478 Class A OP units. Edward D. Doherty, the sole trustee of the Doherty 2009 Family Trust, has sole voting and investment control over all of the shares held by this trust.

(76)
Includes 7,119 Class A OP units.

(77)
Includes 1,423 Class A OP units held in Ms. O’Brien’s IRA account.

(78)
Includes 2,847 Class A OP units. Doreen Binmatti MacDonald, the sole trustee of the Doreen Binmatti MacDonald Living Trust, has sole voting and investment control over all of the shares held by this trust.

(79)
Includes 14,239 Class A OP units. Ben Genet, the sole trustee of the Dorit Z. Genet 2012 Irrevocable Trust has sole voting and investment control over all of the shares held by this trust.

(80)
Includes 28,478 Class A OP units.

(81)
Includes 2,847 Class A OP units.

(82)
The address of Dugout Holdings LP is 5 Mariners Bend, Brielle, NJ 08730.

(83)
Includes 378,068 Class B OP units. The address of EB Arrow Holdings, LLC is 5910 N. Central Expy., Suite 1600, Dallas, TX 75206.

(84)
Includes 287,234 Class B OP Units. The address of EBA Prosperous Investment Centre LLC is 5910 N. Central Expy., Suite 1600, Dallas, TX 75206.

(85)
Includes 28,478 Class A OP units. Eduardo Sanchez, the sole trustee of the Eduardo Sanchez Trust, has sole voting and investment control over all of the shares held by this trust.

(86)
Includes 1,423 Class A OP units held in Mr. Bracken’s IRA account.

(87)
Includes 7,119 Class A OP units.

(88)
Includes 1,423 Class A OP units.

(89)
Includes 2,847 Class A OP units. Ellen Tamiyasu, the sole trustee of the Ellen M. Tamiyasu Family Trust, has sole voting and investment control over all of the shares held by this trust.

(90)
Includes 5,695 Class A OP units. The address of Etelligent Group, LLC is 1 International Blvd., Suite 400, Mahwah, NJ 07495.

(91)
Includes 1,423 Class A OP units.

(92)
Includes 8,933 Class A OP units held in Dr. Payne’s 401(K) Profit Sharing Plan.

(93)
Includes 31,867 Class A OP units. The address of Felicitas Equity Fund, LP is 65 N. Raymond Avenue, Suite 315, Pasadena, CA 91103.

(94)
Includes 63,735 Class A OP units. The address of Felicitas SA1 Fund, LP is 65 N. Raymond Avenue, Suite 315, Pasadena, CA 91103.

(95)
Includes 116,848 Class A OP units. The address of Felicitas Secondary Fund, LP is 65 N. Raymond Avenue, Suite 315, Pasadena, CA 91103.

(96)
Includes 7,119 Class A OP units. Gregory J. Fisher and Margaret Fisher the joint trustees of the Fisher Family Trust DTD 12/07/1999, have shared voting and investment control over all of the shares held by this trust.

(97)
Includes 1,423 Class A OP units.

(98)
Includes 85,436 Class A OP units. The address of FreedKap 2015, GP is 3131 Eastside Street, Suite 120, Houston, TX 77098.

(99)
Includes 2,847 Class A OP units.

(100)
Includes 9,967 Class A OP units. Dan Ward, the sole trustee of the Gayla Ward Preservation Trust, has sole voting and investment control over all of the shares held by this trust.

(101)
Includes 7,119 Class A OP units.

(102)
Includes 9,967 Class A OP units. The address of Ghetti Enterprises, LLC is c/o John S. Ghetti, 7111 Donaldson Drive, Gonzales, LA 70737.

(103)
Includes 21,359 Class A OP units.

(104)
Includes 8,543 Class A OP units. The address of Gleeson Family Partnership, Ltd. is 7007 Prestonshire Lane, Dallas, TX 75225.

(105)
Includes 1,423 Class A OP units held in Ms. Hoxeng’s IRA account.

(106)
Includes 2,847 Class A OP units.

(107)
Includes 1,423 Class A OP units held in Mr. Kludjian’s IRA account.

(108)
Includes 1,423 Class A OP units held in Mr. Caughlin’s IRA account.

(109)
Includes 7,119 Class A OP units.

(110)
Includes 7,119 Class A OP units. The address of Gunn Energy Enterprises, LTD is 811 6th Street, Suite 100, Witchita Falls, TX 76301.

(111)
Includes 7,119 Class A OP units.

(112)
Includes 7,119 Class A OP units. The address of the Hamilton Potiowsky Family Partnership, Ltd. is 9950 County Road 3407, Brownsboro, TX 75756.

(113)
Includes 4,271 Class A OP units. The address of Happy Grandchildren, LP is 3922 Windsor Ave, Dallas, TX 75205.

(114)
Includes 1,423 Class A OP units. Harold E. Conklin, the sole trustee of the Harold E. Conklin Trust DTD 05/24/2010, has sole voting and investment control over all of the shares held by this trust.

(115)
Includes 7,119 Class A OP units.

(116)
Includes 4,271 Class A OP units.

(117)
Includes 5,695 Class A OP units.

(118)
Includes 2,847 Class A OP units.

(119)
Includes 14,239 Class A OP units. The address of HF Properties, Ltd. is 55 Waugh Drive, Suite 1111, Houston, TX 77007.

(120)
Includes 8,543 Class A OP units. The address of HMG Courtland Properties, Inc. is 1870 S. Bayshore Drive, Coconut Grove, FL 33133.

(121)
Includes 5,695 Class A OP units. The address of Holmes Family Grandchildren Limited Partnership is 55 Waugh Drive, Suite 1111, Houston, TX 77007.

(122)
Includes 5,695 Class A OP units. The address of HS II, Ltd is 55 Waugh Drive, Suite 1111, Houston, TX 77007.

(123)
Includes 14,239 Class A OP units. Douglas Miller, the sole trustee of the Ila F. Miller Trust FBO Douglas W. Miller, has sole voting and investment control over all of the shares held by this trust.

(124)
Includes 14,239 Class A OP units. John K. Miller, the sole trustee of the Ila F. Miller Trust FBO John K. Miller, has sole voting and investment control over all of the shares held by this trust.

(125)
Includes 14,239 Class A OP units. Vivian M. Vance, the sole trustee of the Ila F. Miller Trust FBO Vivian M. Vance, has sole voting and investment control over all of the shares held by this trust.

(126)
Includes 1,423 Class A OP units. Yvette D. Soudani, the sole trustee of the IMI Defined Benefit Pension Plan, has sole voting and investment control over all of the shares held by this plan.

(127)
Includes 1,423 Class A OP units held in Mr. Sutherland’s IRA account.

(128)
Includes 7,119 Class A OP units.

(129)
Includes 7,119 Class A OP units. Jack Peat and Zan Peat, the joint trustees of the Jack and Zan Peat Family Trust, have shared voting and investment control over all of the shares held by this trust.

(130)
Includes 6,828 Class A OP units held in Mr. Satterfield’s IRA account.

(131)
Includes 1,423 Class A OP units held in Ms. Turner’s IRA account.

(132)
Includes 1,423 Class A OP units. James C. Petrie, the sole trustee of the James C. Petrie Trust, has sole voting and investment control over all of the shares held by this trust.

(133)
Includes 7,853 Class A OP units held in Mr. Dietrich’s IRA account.

(134)
Includes 8,543 Class A OP units.

(135)
Includes 4,271 Class A OP units.

(136)
Includes 1,423 Class A OP units held in Mr. Allen’s IRA account.

(137)
Includes 4,841 Class A OP units.

(138)
Includes 2,847 Class A OP units held in Ms. Tattersall’s IRA account.

(139)
Includes (i) 1,530 Class A OP units and 122,684 Class B OP units held by Mr. Hammill directly and (ii) 7,438 Class A OP units held in Mr. Hammill’s IRA account.

(140)
John B. Burke, the sole trustee of the John B. Burke Trust, has sole voting and investment control over all of the shares held by this trust.

(141)
Includes 14,239 Class A OP units.

(142)
John O’Loughlin and Christopher Brown, the joint trustees of the John O’Loughlin 2012 Trust, have shared voting and investment control over all of the shares held by this trust.

(143)
Includes 4,841 Class A OP units.

(144)
Includes 1,423 Class A OP units held in Mr. Stewart’s IRA account.

(145)
Includes 8,543 Class A OP units.

(146)
Includes 14,239 Class A OP units. John W. Gleeson, the sole trustee of the John W. Gleeson Revocable Trust DTD 06/03/1997, has sole voting and investment control over all of the shares held by this trust.

(147)
Includes 2,847 Class A OP units.

(148)
Includes 1,423 Class A OP units held in Mr. Galloway’s IRA account.

(149)
Includes 14,239 Class A OP units.

(150)
Includes 8,543 Class A OP units. Lars Jorgensen and Brita Jorgensen, the joint trustees of the Jorgensen Revocable Living Trust, have shared voting and investment control over all of the shares held by this trust.

(151)
Includes 1,139 Class A OP units held in Mr. Barkate, Jr.’s IRA account and 455 Class A OP units held in his Solo 401(K) account.

(152)
Includes 21,359 Class A OP units.

(153)
Includes 5,695 Class A OP units. Jyoti M. Desai, the sole trustee of the Jyoti M. Desai Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(154)
Includes 7,119 Class A OP units. The address of K&S MEHTA Partnership Ltd is 7011 Gossamer Lane, Sugar Land, TX 77479.

(155)
Includes 28,478 Class A OP units. The address of Kachler Adams Cyrus Holdings, LLC 1885 St. James Place, Suite 1260, Houston, TX 77056.

(156)
Hillary Potashnick, the sole trustee of the Kaminsky Family Dynasty Trust DTD 12/29/06, has sole voting and investment control over all of the shares held by this trust.

(157)
Includes 1,423 Class A OP units. Larry Katz and Janet Katz, the joint trustees of the Katz Family Trust DTD 02/28/1997, have shared voting and investment control over all of the shares held by this trust.

(158)
Includes 1,423 Class A OP units held by Equity Trust Company as custodian. Larry Katz and Janet Katz, the joint trustees of the Katz Family Trust DTD 02/28/1997, have shared voting and investment control over all of the shares held by this trust.

(159)
Includes 1,423 Class A OP units.

(160)
Includes 5,695 Class A OP units. Daniel G. Bellow, the sole trustee of the Kelly Kachler Adams 2011 Family Trust, has sole voting and investment control over all of the shares held by this trust.

(161)
Includes 7,119 Class A OP units held in Mr. Shulman’s IRA account.

(162)
Includes 2,847 Class A OP units.

(163)
Includes 1,423 Class A OP units held in Mr. Galante’s IRA account.

(164)
Includes 21,359 Class A OP units.

(165)
Includes 11,508 Class A OP units.

(166)
Includes 2,847 Class A OP units. The address of Keyhole Partners, L.P. is 4914 Keyhole Lane, Dallas, TX 75229.

(167)
Includes 3,837 Class A OP units held in Ms. Thornton’s IRA account.

(168)
Includes 8,543 Class A OP units.

(169)
Includes 1,423 Class A OP units. Gary Klahn and Vicki Klahn, the joint trustees of the Klahn Family Trust, have shared voting and investment control over all of the shares held by this trust.

(170)
Includes 1,423 Class A OP units held in Mr. Hirsch’s IRA account.

(171)
Includes 5,695 Class A OP units. Daniel G. Bellow, the sole trustee of the Kourtney Kachler Cyrus 2011 Family Trust, has sole voting and investment control over all of the shares held by this trust.

(172)
Includes 5,463 Class A OP units held in Mr. Prasad’s IRA account.

(173)
Includes 14,239 Class A OP units. The address of KW Ventures, LLC is 166 E. 14000 South, Draper, UT 84020.

(174)
Includes 17,087 Class A OP units.

(175)
Includes 7,119 Class A OP units.

(176)
Includes 2,847 Class A OP units. Larry Goldberg, the sole trustee of the Larry Goldberg Trust DTD 7/23/2013, has sole voting and investment control over all of the shares held by this trust.

(177)
Includes 2,847 Class A OP units held in Mr. Whitney’s IRA account.

(178)
Includes 14,239 Class A OP units.

(179)
Includes 2,847 Class A OP units. Timothy A. Larson, the sole trustee of the Larson Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(180)
Includes 1,423 Class A OP units held in Mr. Valdivieso’s IRA account.

(181)
Includes 1,423 Class A OP units. Lena Rapp, the sole trustee of the Lena Rapp Living Trust, has sole voting and investment control over all of the shares held by this trust.

(182)
Includes 1,423 Class A OP units. Frederic Levine and Lisa Levine, the joint trustees of the Levine Trust of 1999 DTD 06/04/1999, have shared voting and investment control over all of the shares held by this trust.

(183)
The address of the Lightman Family Limited Partnership is 5 Farringdon Court, Baltimore, MD 21209.

(184)
Includes 4,271 Class A OP units.

(185)
Includes 2,847 Class A OP units held in Ms. Guevara’s IRA account.

(186)
Includes 14,239 Class A OP units. M. Stephen Jackman, the sole trustee of the M. Stephen Jackman UTD 2/12/1996, has sole voting and investment control over all of the shares held by this trust.

(187)
Allison Ecko and Marci Tapper, the joint trustees of the Marc L. Ecko 2012 Investment Trust, have shared voting and investment control over all of the shares held by this trust.

(188)
Includes 1,423 Class A OP units held in Ms. Farmer’s IRA account.

(189)
Includes 1,423 Class A OP units held in Mr. Olson’s IRA account.

(190)
Includes 1,423 Class A OP units. Mark A. Sachs, the sole trustee of the Mark A. Sachs 2009 Gift Trust, has sole voting and investment control over all of the shares held by this trust.

(191)
Includes 4,349 Class A OP units.

(192)
Includes 2,847 Class A OP units.

(193)
Includes 1,423 Class A OP units.

(194)
Includes 8,884 Class B OP units held in Mr. Manheimer’s IRA account.

(195)
Includes 1,423 Class A OP units.

(196)
Includes 4,271 Class A OP units.

(197)
Includes 1,423 Class A OP units held in Mr. Kuper’s IRA account.

(198)
Includes 1,423 Class A OP units. The address of the MGA Family Limited Partnership is 3922 Windsor Ave, Dallas, TX 75205.

(199)
Includes 2,135 Class A OP units held in Mr. Alkhoutoff’s IRA account.

(200)
Includes 42,718 Class A OP units.

(201)
Includes 2,135 Class A OP units held in Mr. Watts’s IRA account.

(202)
Cheryl Fritzlo, the sole trustee of the Michael Fritzlo Family Trust DTD 9/3/2014, has sole voting and investment control over all of the shares held by this trust.

(203)
Includes 1,423 Class A OP units held in Mr. Jensen’s IRA account.

(204)
Includes 1,423 Class A OP units held in Mr. Montoya’s IRA account.

(205)
Includes 1,423 Class A OP units.

(206)
Includes 1,423 Class A OP units held in Mr. Simonds’s IRA account.

(207)
Includes 4,271 Class A OP units held in Mr. Kazmi’s IRA account.

(208)
Includes 4,486 Class A OP units.

(209)
Includes 2,847 Class A OP units.

(210)
Includes 11,391 Class A OP units.

(211)
Includes 1,423 Class A OP units held in Ms. Harris’s IRA account.

(212)
Includes 14,239 Class A OP units.

(213)
Includes 4,271 Class A OP units held in Mr. Desai’s IRA account.

(214)
Includes 7,119 Class A OP units.

(215)
Includes 2,847 Class A OP units.

(216)
Includes 7,119 Class A OP units. Lynda J. Ezer, the sole trustee of the Ned S. Holmes 1997 Grandchildrens Trust, has sole voting and investment control over all of the shares held by this trust.

(217)
Includes 2,847 Class A OP units. Harry Glauser, the sole trustee of the Ned S. Holmes Childrens Trust FBO Allison Spradley Holmes, has sole voting and investment control over all of the shares held by this trust.

(218)
Includes 7,119 Class A OP units. Ned S. Holmes and Teresa Clark, the joint trustees of the Ned S. Holmes Profit Sharing Plan, have shared voting and investment control over all of the shares held by this plan.

(219)
Includes 1,423 Class A OP units. Barclay Nelson, the sole trustee of the Nelson Family Trust, has sole voting and investment control over all of the shares held by this trust.

(220)
The address of NHST Company LLC is 200 Bellevue Pkwy, Suite 500, Wilmington, DE 19809.

(221)
Includes 31,628 Class A OP units.

(222)
The address of Northwood Liquid Opportunities Master LP is 575 Fifth Avenue, 23rd Floor, New York, NY 10017.

(223)
The address of One Heart Charitable Trust Inc. is c/o 460 Bayview Ave, Inwood, NY 11096.

(224)
Includes 2,847 Class A OP units.

(225)
Patricia H. Lin, the sole trustee of the Patricia H. Lin Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(226)
Includes 1,423 Class A OP units held in Ms. Craney’s IRA account.

(227)
Includes 4,271 Class A OP units.

(228)
Includes 14,239 Class A OP units.

(229)
Paul Abrams and Donna Abrams, the joint trustees of the Paul and Donna Abrams Revocable Living Trust DTD 2/4/10, have shared voting and investment control over all of the shares held by this trust.

(230)
All shares are held in Mr. Dellisola’s IRA account.

(231)
Includes 7,119 Class A OP units. Paul E. Opfermann, the sole trustee of the Paul E. Opfermann Trust U/A DTD 2/13/1980, has sole voting and investment control over all of the shares held by this trust.

(232)
Paul J. Taglibue, the sole trustee of the Paul J. Taglibue Trust, has sole voting and investment control over all of the shares held by this trust.

(233)
Includes 5,126 Class A OP units.

(234)
Includes 1,423 Class A OP units. Wendy Pazen, the sole trustee of the Pazen Family Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(235)
Includes 1,423 Class A OP units. William D. Perryman, the sole trustee of the Perryman Living Trust DTD 4/29/1997, has sole voting and investment control over all of the shares held by this trust.

(236)
Includes 14,239 Class A OP units. Barclay Nelson, the sole trustee of the Peter Dines Nelson Family Trust, has sole voting and investment control over all of the shares held by this trust.

(237)
Includes 5,695 Class A OP units.

(238)
Includes 13,774 Class A OP units. The address of Pitaya, LTD. is 6515 Valleybrook Drive, Dallas, TX 75254.

(239)
Includes 28,478 Class A OP units. The address of Poarch Family LP is 1041 Conrad Sauer Drive, Houston, TX 77043.

(240)
Includes 9,113 Class A OP units. The address of Potiowsky Partnership, Ltd. is 3321 E. Bayou Drive, Shoreacres, TX 77571.

(241)
Includes 2,899 Class A OP units held in Mr. Bhargava’s IRA account.

(242)
Includes 2,847 Class A OP units. The address of Princeville, LLC is 11401 S. College Ave. E., Tulsa, OK 74137.

(243)
Includes 25,630 Class A OP units held in Dr. Bikkasani’s IRA account.

(244)
Includes 14,239 Class A OP units.

(245)
Includes 8,116 Class A OP units held in Mr. Bhargava’s IRA account.

(246)
Includes 2,847 Class A OP units.

(247)
Includes 2,847 Class A OP units. Kate Kinkade and Patrick Ramsey, the joint trustees of the Ramsey & Kinkade Family Trust, have shared voting and investment control over all of the shares held by this trust.

(248)
Includes 8,543 Class A OP units.

(249)
Includes 1,423 Class A OP units held in Mr. Harris’s IRA account.

(250)
Includes 2,847 Class A OP units.

(251)
Includes 1,423 Class A OP units.

(252)
Includes 1,423 Class A OP units.

(253)
Includes 7,119 Class A OP units. The address of Red Oak 86, LP is 4320 Lorraine Avenue, Dallas, TX 75205.

(254)
Includes 1,423 Class A OP units.

(255)
Includes 4,929 Class A OP units.

(256)
Includes 1,423 Class A OP units held in Mr. Boyles’s IRA account.

(257)
Includes 1,139 Class A OP units held in Mr. Clark’s IRA account.

(258)
Includes 2,847 Class A OP units.

(259)
Robert D. Perlmutter, the sole trustee of the Robert D. Perlmutter Revocable Trust, has sole voting and investment control over all of the shares held by this trust.

(260)
Includes 1,423 Class A OP units.

(261)
Includes 5,549 Class A OP units held in Mr. Broz’s IRA account.

(262)
Includes 1,423 Class A OP units held in Mr. Gaffuri’s IRA account.

(263)
Includes 7,119 Class A OP units.

(264)
Includes 7,119 Class A OP units. Robin Kosberg, the sole trustee of the Robin Kosberg Trust, has sole voting and investment control over all of the shares held by this trust.

(265)
Includes 28,478 Class A OP units. The address of Rockwell Fund, Inc. is 770 S. Post Oak Lane, Suite 525, Houston, TX 77056.

(266)
Includes 8,366 Class A OP units held in Mr. Harris’s IRA account.

(267)
Includes 21,359 Class A OP units.

(268)
Includes 9,255 Class A OP units.

(269)
Includes 8,543 Class A OP units.

(270)
Includes 17,972 Class A OP units.

(271)
Includes 1,423 Class A OP units. Stuart Warford and Colleen Warford, the joint trustees of the S & C Warford Family Revocable Living Trust, have shared voting and investment control over all of the shares held by this trust.

(272)
Includes 284,787 Class A OP units. The address pf S&R Real Estate Fund IX, LP is 16 N Marengo Avenue, Suite 212, Pasadena, CA 91101.

(273)
The address of Salient Select Income Fund is 345 California Street, Suite 1600, San Francisco, CA 94104.

(274)
Includes 9,967 Class A OP units. The address of Sam Berman Charitable Foundation Inc. is 19925 NE 39 Pl, Suite 203, Aventura, FL 33180.

(275)
Includes 2,847 Class A OP units. The address of Sandell Investments is c/o David H. Segrest, 2021 McKinney Ave, Suite 1600, Dallas, TX 75201.

(276)
Includes 142,393 Class A OP units. The address of Santikos Enterprises, LLC is 4630 N Loop 1604 W, Suite 501, San Antonio, TX 78249.

(277)
Includes 7,119 Class A OP units.

(278)
Includes 7,119 Class A OP units. Amit Shah and Shauna Shah, the joint trustees of the Shah Living Trust, have shared voting and investment control over all of the shares held by this trust.

(279)
Includes 2,847 Class A OP units. Russell Sharer and Julie Sharer, the joint trustees of the Sharer Family Revocable Living Trust DTD 12/29/2005, have shared voting and investment control over all of the shares held by this trust.

(280)
Includes 1,423 Class A OP units. Suresh Nihalani and Varsha Nihalani, the joint trustees of the Shining Star Family Trust, have shared voting and investment control over all of the shares held by this trust.

(281)
Includes 13,464 Class A OP units. The address of ST-CL Collier LP is 6606 Stefani Drive, Dallas, TX 75225.

(282)
Includes 1,423 Class A OP units. Stefanie Sachs Menocal, the sole trustee of the Stefanie I. Sachs Trust, has sole voting and investment control over all of the shares held by this trust.

(283)
Includes 2,847 Class A OP units. Ned S. Holmes, the sole trustee of the Steven D. Thompson Childs Exempt Trust FBO Harry Holmes Thompson, has sole voting and investment control over all of the shares held by this trust.

(284)
Includes 2,847 Class A OP units. Ned S. Holmes, the sole trustee of the Steven D. Thompson Childs Exempt Trust FBO Maley H. Thompson, has sole voting and investment control over all of the shares held by this trust.

(285)
Includes 2,847 Class A OP units. Ned S. Holmes, the sole trustee of the Steven D. Thompson Childs Exempt Trust FBO Steven D. Thompson, Jr., has sole voting and investment control over all of the shares held by this trust.

(286)
Includes 27,221 Class A OP units. The address of Stifel, Nicolaus & Company, Incorporated is One South Street, 15th Floor, Baltimore, MD 21202.

(287)
Includes 14,239 Class A OP units. The address of Stone Ridge Investment Partners, LLC is PO Box 30967, Edmond, OK 73003.

(288)
Includes 1,423 Class A OP units.

(289)
Includes 56,957 Class A OP units. The address of Stumberg Interest, Ltd is 227 W Olmos Drive, San Antonio, TX 78212.

(290)
Includes 2,847 Class A OP units.

(291)
Includes 7,119 Class A OP units held in Mr. Agarwal’s IRA account.

(292)
Includes 7,119 Class A OP units.

(293)
Includes 7,119 Class A OP units.

(294)
Includes 1,423 Class A OP units held in Ms. Clay’s IRA account.

(295)
Includes 1,423 Class A OP units held in Ms. Welsh’s IRA account.

(296)
The address of TCLS I, LP (Tarsadia) is 75 Rockefeller Plaza, Suite 1600A, New York, NY 10019.

(297)
Includes 1,423 Class A OP units held in Mr. Rupple’s IRA account.

(298)
Includes 4,271 Class A OP units. Sara E. Wise, the sole trustee of The Marital Trust, has sole voting and investment control over all of the shares held by this trust.

(299)
Includes (i) 7,119 Class A OP units held by Mr. Hammill directly and (ii) 3,679 Class A OP units held in Mr. Hammill’s IRA account.

(300)
Includes 1,423 Class A OP units.

(301)
Timothy D. Boyd, the sole trustee of the Timothy D. Boyd Revocable Trust DTD 8/27/1996, has sole voting and investment control over all of the shares held by this trust.

(302)
Includes 9,967 Class A OP units.

(303)
Includes 14,239 Class A OP units.

(304)
Includes 5,695 Class A OP units. Michael McNeff, the sole trustee of the TNG, Inc Retirement Trust, has sole voting and investment control over all of the shares held by this trust.

(305)
Includes 7,119 Class A OP units.

(306)
Includes 3,132 Class A OP units.

(307)
Includes 170,872 Class A OP units. The address of Trinity University is One Trinity Place, San Antonio, TX 78212.

(308)
Includes 2,847 Class A OP units. Joe D. Mitchell and Josephine Jenkins Mitchell, the joint trustees of the Truman Family Trust, have shared voting and investment control over all of the shares held by this trust.

(309)
Includes 9,492 Class A OP units. Jeffrey M. Vance, the sole trustee of the Vance Family Trust FBO Jeffrey Mark Vance, has sole voting and investment control over all of the shares held by this trust.

(310)
Includes 9,492 Class A OP units. Paul M. Vance, the sole trustee of the Vance Family Trust FBO Paul Matthew Vance, has sole voting and investment control over all of the shares held by this trust.

(311)
Includes 9,492 Class A OP units. Paul M. Vance, the sole trustee of the Vance Family Trust FBO Vanessa Elizabeth Vance, has sole voting and investment control over all of the shares held by this trust.

(312)
Includes 1,423 Class A OP units held in Ms. Gruner’s IRA account.

(313)
Includes 4,271 Class A OP units.

(314)
Includes 2,847 Class A OP units.

(315)
Includes 28,478 Class A OP units.

(316)
Includes 1,423 Class A OP units. Andrew Wall and Carrie Wall, the joint trustees of the Wall Family Revocable Living Trust DTD 06/03/2005, have shared voting and investment control over all of the shares held by this trust.

(317)
Includes 6,407 Class A OP units held in Mr. Toler’s IRA account.

(318)
Includes 1,423 Class A OP units held in Mr. Phipps’s IRA account.

(319)
Includes 4,271 Class A OP units. Walter S. Henrion, the sole trustee of the Walter S. Henrion Non-Exempt Trust, has sole voting and investment control over all of the shares held by this trust.

(320)
Includes 2,847 Class A OP units. Walter S. Henrion, the sole trustee of the Walter S. Henrion, III Exempt Trust, has sole voting and investment control over all of the shares held by this trust.

(321)
Includes 6,345 Class A OP units. The address of Ward Family, LLC is 13230 Pawnee Drive, Suite 301, Oklahoma City, OK 73114.

(322)
Includes 2,847 Class A OP units. Michael Watkins and Kathleen Watkins, the joint trustees of the Watkins Revocable Living Trust DTD 01/15/1992, have shared voting and investment control over all of the shares held by this trust.

(323)
Includes 5,695 Class A OP units. Wendi J. Norris and Alan Cohn, the joint trustees of the Wendi Jackman Norris 2009 Gift Trust, have shared voting and investment control over all of the shares held by this trust.

(324)
Includes 1,423 Class A OP units.

(325)
Includes 11,391 Class A OP units. Brenda R. Nemzin, the sole trustee of the William K. Nemzin Deceased Grantor Trust, has sole voting and investment control over all of the shares held by this trust.

(326)
Includes 11,391 Class A OP units. Brenda R. Nemzin, the sole trustee of the William K. Nemzin Marital Deduction Trust, has sole voting and investment control over all of the shares held by this trust.

(327)
Includes 2,847 Class A OP units. Ned S. Holmes, the sole trustee of the William Lynn Wolf, Jr. Exempt Trust, has sole voting and investment control over all of the shares held by this trust.

(328)
Includes 14,239 Class A OP units. Douglas W. Miller, the sole trustee of the William T. Miller Trust FBO Douglas W. Miller, has sole voting and investment control over all of the shares held by this trust.

(329)
Includes 14,239 Class A OP units. John K. Miller, the sole trustee of the William T. Miller Trust FBO John K. Miller, has sole voting and investment control over all of the shares held by this trust.

(330)
Includes 14,239 Class A OP units. Vivian M. Vance, the sole trustee of the William T. Miller Trust FBO Vivian M. Vance, has sole voting and investment control over all of the shares held by this trust.

(331)
The address of the Matus Family Limited Partnership is 4000 Island Boulevard, Suite 301, Aventura, FL 33160.

(332)
The address of SK Investments, LLC is PO Box 6482, Avon, CO 81620.

PLAN OF DISTRIBUTION
We are registering the shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of shares to be made directly or through agents.
The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The prices at which the selling stockholders may sell the shares of common stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. The selling stockholders may use any one or more of the following methods when selling the shares of common stock offered by this prospectus:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
any other method permitted pursuant to applicable law; or

•
under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc., or FINRA; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities.
In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
CUSIP Number
The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (a) by us under Rule 506 of Regulation D, (b) by the initial purchaser, under Rule 144A or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.
Any sales of shares of our common stock by means of this prospectus must be settled with shares of common stock bearing our general (not necessarily restricted) common stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, Computershare Trust Company, N.A. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the taxation of the Company and the material U.S. federal income tax consequences to holders of shares of our securities. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold these shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Code applies, including:
•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•
banks;

•
insurance companies;

•
entities treated as partnerships for U.S. federal income tax purposes;

•
persons liable for the alternative minimum tax;

•
tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt U.S. Holders of Our Common Stock” below);

•
non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Holders of Our Common Stock” below);

•
U.S. expatriates;

•
subchapter S corporations;

•
regulated investment companies and REITs;

•
trust and estates;

•
holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

•
persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•
persons holding our stock through a partnership or similar pass-through entity;

•
persons that purchase or sell shares of common stock as part of a wash sale for U.S. federal income tax purposes;

•
persons subject to special tax accounting rules as a result of their use of applicable financial statements within the meaning of Section 451(b)(3) of the Code; and

•
U.S. stockholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.
If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.
We urge you to consult with your tax advisors regarding the tax consequences to you of acquiring, owning and selling our common stock, including the U.S. federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock in your particular circumstances and potential changes in applicable laws.

Taxation of the Company
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended December 31, 2019. We believe that, commencing with our short taxable year ended December 31, 2019, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our organization and current and proposed method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2022 and subsequent taxable years.
In connection with this offering, Winston & Strawn LLP will render an opinion that we qualified to be taxed as a REIT under the Code commencing with our short taxable year ended December 31, 2019, and our organization and current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2022 and subsequent taxable years. Investors should be aware that Winston & Strawn LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks only as of the date issued. In addition, Winston & Strawn LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests imposed upon REITs by the Code. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. In addition, certain of the asset tests depend upon the fair market values of assets that we own directly or indirectly, and such values may not be susceptible to a precise determination. Winston & Strawn LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Winston & Strawn LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The principal qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay that are treated as dividends for U.S. federal income tax purposes and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from owning stock in a regular corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Currently, most domestic stockholders of regular corporations that are individuals, trusts or estates are taxed on corporate distributions at a maximum tax rate of 20% (the same tax rate that applies to long-term capital gains). Dividends payable by REITs, however, generally are not eligible for such reduced rates. However, for taxable years beginning before January 1, 2026, a 20% deduction (subject to certain limitations) is available to individual taxpayers with respect to ordinary dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% Medicare tax, if applicable) for individual U.S. stockholders. See “— Taxation of Stockholders.” For certain individuals, trusts and estates, an additional 3.8% Medicare tax also applies to net investment income (such as dividends and capital gains).

Our tax attributes, such as net operating losses (if any), generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Stockholders.”
If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•
We will be taxed at regular U.S. federal corporate rates on any undistributed taxable income, including undistributed net capital gains.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the U.S. federal corporate tax rate.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “— Income Tests,” but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the corporate tax rate if that amount exceeds $50,000 per failure.

•
If we fail to distribute during each calendar year at least the sum of  (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of  (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification —
General.”

•
A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) (as described below) that do not reflect arm’s-length terms.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the corporate tax rate if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•
the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
The earnings of any of our subsidiaries that are subchapter C corporations, including NETSTREIT TRS and any other subsidiary we may elect to treat as a TRS, are subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification-General
The Code defines a REIT as a corporation, trust or association:
1)
that is managed by one or more trustees or directors;

2)
the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3)
that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4)
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5)
the beneficial ownership of which is held by 100 or more persons;

6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

7)
that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

8)
that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4), (7) and (8) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) applied to us beginning with our 2020 tax year.
In addition, our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to satisfy these requirements; however, they may not ensure that we will, in all cases, be able to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Our Capital Stock-Restrictions on Ownership and Transfer.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your U.S. federal income tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, even if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests
An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that, for purposes of the 10% asset test (see “— Asset Tests” below), our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any partnerships in which we own interests will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded Subsidiaries
If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated for U.S. federal income tax purposes as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), with respect to which 100% of the stock of such corporation is held by the REIT. Other domestic entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned-for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours-the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”
Taxable REIT Subsidiaries
We may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation jointly elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. We currently have one TRS, NETSTREIT TRS.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally will be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated for U.S. federal income tax purposes as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated if undertaken by us as prohibited transactions.
Certain restrictions imposed on TRSs (as well as on taxable corporations generally) are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, overall limitations on the deductibility of net interest expense by businesses could apply to our TRS. In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and from certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property or interests in real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, income derived from real estate mortgage investment conduits (“REMICs”) in proportion to the real estate mortgages held by the REMIC, and gains from the sale of real estate assets, as well as specified income from temporary investments.
Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% gross income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such noncustomary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, or (iii) in connection with the effective termination of certain hedging transactions described above will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of ”real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, temporary investments in stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, equity interests in other entities that qualify as REITs, debt instruments of  “publicly offered REITs” (i.e., REITs that are required to file periodic and annual reports with the SEC under the Exchange Act), mortgage loans secured by real property or interests in real property, and residual and regular interests in REMICs if at least 95%

of the REMIC’s assets constitute qualifying mortgage loans. Assets that do not qualify for purposes of the 75% asset test and debt instruments of publicly offered REITs are subject to certain additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities that meet specified statutory requirements. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets. Finally, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by real property or interests in real property.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Moreover, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, we could lose our status as a REIT. In addition, in the case of such a successful challenge, we could lose our REIT status if such recharacterization results in us otherwise failing one of the asset tests described above.
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if  (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the U.S. federal corporate income tax rate, and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if  (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements
In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain distributions, to our stockholders in an amount at least equal to:
1)
the sum of

a)
90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction; and

b)
90% of our net income, if any, (after tax) from foreclosure property, minus

2)
the excess of the sum of specified items of non-cash income (including original issue discount on any loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) the distributions are declared before we timely file our U.S. federal income tax return for the year and paid with or before the first regular distribution payment after such declaration; or (ii) the distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the taxable year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to U.S. federal income tax at the U.S. federal corporate income tax rate on the retained portion of such income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted tax basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders” below.
If we should fail to distribute during each taxable year at least the sum of  (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of  (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid U.S. federal corporate income tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we generally will be required to take certain amounts in income no later than the time such amounts are reflected in our financial statements. This rule may require the accrual of income with respect to certain assets earlier than would be the case under the general U.S. federal income tax rules. Also, we may not deduct recognized capital losses from our “REIT taxable income.” As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay dividends in the form of taxable stock dividends.
We may be able to rectify a failure to meet the distribution requirements for a taxable year by paying “deficiency dividends” to stockholders in a later taxable year, which may be included in our deduction for distributions paid for the earlier taxable year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Recordkeeping Requirements
To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at the regular U.S. federal corporate income tax rate. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock.
Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the taxable year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any asset that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at the regular U.S. federal corporate income rate, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Code.
Tax Aspects of Investments in Partnerships
General
We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts that would either be disregarded as entities for U.S. federal income tax purposes or treated as partnerships for U.S. federal income tax purposes.
We expect that our operating partnership will be treated as a partnership for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership provided the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities classified as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.
We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, we reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be taxed as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be treated as a partnership, even if it were a publicly traded partnership.
If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation for U.S. federal income tax purposes, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.
Anti-abuse Treasury regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to the operating partnership (or any partnership invested in by the operating partnership). Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and Their Partners
Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership’s partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Section 704(c), of the Code income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted tax basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. The application of the principles of Section 704(c) of the Code in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704(c) of the Code would apply to such differences as well.
For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s tax basis and depreciation method. Because depreciation deductions are based on the transferor’s tax basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners, including us.
Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Partnership Audit Rules
Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are generally assessed and collected at the partnership level regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The partnership audit rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The partnership audit rules could result in the operating partnership (or any other partnership invested in by the operating partnership) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties. Investors are urged to consult their tax advisors with respect to these rules and their potential impact on their investment in our common stock.
Taxation of Stockholders
Taxation of Taxable U.S. Holders of Our Common Stock
The following summary describes certain U.S. federal income tax considerations for taxable U.S. Holders (as hereinafter defined) relating to ownership of shares of our common stock. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “— Taxation of Tax-Exempt U.S. Holders of Our Common Stock,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “— Taxation of Non-U.S. Holders of Our Common Stock,” below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock who, for U.S. federal income tax purposes:
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is an individual who is a citizen or resident of the United States;

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is a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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any trust if (i) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult with your tax advisors about the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.
Distributions Generally
As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.
Because, as discussed above, we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally are not eligible for the preferential rate on “qualified dividend income” currently available to most non-corporate taxpayers. However, individuals, trusts and estates generally may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years before January 1, 2026, the maximum tax rate for U.S. stockholders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years before January 1, 2026 would be 29.6%. To qualify for this deduction, the U.S. Holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property.
We may designate a portion of our dividends as eligible for the preferential rate on qualified dividend income, provided that the amount so designated may not exceed that portion of our distributions attributable to:
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dividends received by us from non-REIT corporations, such as a TRS; and

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income upon which we have paid U.S. federal corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted tax basis that each U.S. Holder has in its shares of our common stock for U.S. federal tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of our common stock will be taxable as capital gains (provided that the shares of our common stock have been held as a capital asset) and will be taxable as long-term capital gain if the shares of our common stock have been held for more than one year. Dividends we declare in October, November, or December of any taxable year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own U.S. federal income tax returns any of our net operating losses or capital losses.
Capital Gain Distributions
Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
Passive Activity Losses and Investment Interest Limitations
Distributions we make and gain arising from the sale or exchange by a U.S. Holder of shares of our common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares of our common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of our common stock, however, will not be treated as investment income under certain circumstances.
Retention of Net Long-Term Capital Gains
We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”), we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Holder generally would:
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include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

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be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

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receive a credit or refund for the amount of tax deemed paid by it;

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increase the adjusted tax basis of its shares of our common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

Dispositions of Shares of Our Common Stock
Generally, if you are a U.S. Holder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our common stock for tax purposes. This gain or loss will be capital if you have held the shares of our common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the shares of our common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of shares of our common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
We report to our U.S. Holders of shares of our common stock and the IRS the amount of dividends paid during each taxable year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Holders of Our Common Stock.”
Medicare Tax
Certain U.S. Holders of shares of our common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.
Taxation of Tax-Exempt U.S. Holders of Our Common Stock
Our distributions to a U.S. Holder that is a domestic tax-exempt entity generally should not constitute unrelated business taxable income (“UBTI”), unless the U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire or to carry its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.
Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of shares of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a pension-held REIT. We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of shares of our common stock, collectively owns more than 50% of the value of the outstanding shares of our common stock and (ii) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding shares of our common stock is owned by five or fewer individuals. We do not expect to be classified as a pension-held REIT.
Tax-exempt stockholders are encouraged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in shares of our common stock.
Taxation of Non-U.S. Holders of Our Common Stock
The following summary describes certain U.S. federal income tax considerations for Non-U.S. Holders (as hereinafter defined) relating to ownership of shares of our common stock. As used herein, a “Non-U.S.

Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation or estate that is not a U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders of shares of our common stock are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of shares of our common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.
Distributions Generally
Distributions that are neither attributable to gain from our sale or exchange of ”U.S. real property interests” (as hereinafter defined) nor designated by us as capital gain dividends will be treated as dividends to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
Dividends that are treated as effectively connected with the conduct of a U.S. trade or business of a Non-U.S. Holder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
We expect to withhold U.S. income tax at the rate of 30% on any distributions made to Non-U.S. Holders unless:
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a lower treaty rate applies and you provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E or other appropriate form, as applicable, evidencing eligibility for an exemption from withholding or a reduced treaty rate;

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you provide to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with your U.S. trade or business; or

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the distribution is treated as attributable to a sale or exchange of a “U.S. real property interest” (as discussed below).

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such shares of common stock. To the extent that such distributions exceed your adjusted tax basis in shares of our common stock, they will give rise to gain from the sale or exchange of such shares of common stock. The tax treatment of this gain is described below. If it cannot be determined at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat such distribution as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of such distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests
Except as described below, distributions to a Non-U.S. Holder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (i) the investment in shares of our common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.
Distributions that are attributable to gain from sales or exchanges of ”U.S. real property interests” by us are taxable to a Non-U.S. Holder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes interests in U.S. real property. Under FIRPTA, a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes. In addition, we will be required to withhold tax equal to 21% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.
However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. federal withholding tax described above, if you did not own more than 10% of such class of equity securities at any time during the one-year period ending on the date of the distribution (the “10% Exception”). We believe that our common stock is considered regularly traded on an established securities market in the United States.
Capital gains distributions by a REIT to “qualified shareholders” meeting certain statutory requirements, including that the stockholders be eligible for treaty benefits and publicly traded, or constitute a foreign partnership or other type of foreign collective investment vehicle, are not subject to FIRPTA. Instead, all such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.
“Qualified foreign pension funds” are not subject to the taxes imposed by FIRPTA. Accordingly, capital gains distributions by a REIT to a qualified foreign pension fund are not subject to the FIRPTA rules set forth above but may still be subject to regular U.S. federal withholding tax. To qualify, a pension fund must be created or organized under the law of a country other than the U.S., and have been established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by those employees) of one or more employers in consideration for services rendered, and meet other requirements. Stockholders that are non-U.S. pension funds are urged to contact their tax advisors to determine whether they qualify for the exemption to FIRPTA.
Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares of common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.
Sale of Shares of Common Stock
Gain recognized by a Non-U.S. Holder upon the sale or exchange of shares of our common stock generally will not be subject to U.S. federal income taxation unless such shares of common stock constitute a U.S. real property interest under FIRPTA. Shares of our common stock will constitute a U.S. real property interest if at least 50% of our assets are U.S. real property interests. However, even if shares of our common stock constitute U.S. real property interests, if we are a domestically controlled qualified investment entity, FIRPTA will not apply to a sale or exchange of shares of our common stock. A REIT is a qualified investment entity and will be considered domestically controlled if, at all times during a specified testing period, less than 50% in value of its shares of common stock are held directly or indirectly by Non-U.S. Holders. We cannot assure you that we will be a domestically controlled REIT.
Even if we do not qualify as a domestically controlled REIT at the time you sell or exchange shares of our common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (i) our common stock is regularly traded, as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and (ii) you owned, actually and constructively, 10% or less in value of such class of shares of our common stock throughout the shorter of the period during which you held such shares of common stock or the five-year period ending on the date of the sale or exchange. We believe that our common stock is considered regularly traded on an established securities market.
If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the shares of our common stock would be required to withhold and remit to the IRS 15% of the purchase price.
Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to FIRPTA will be taxable to you if either (i) the investment in shares of our common stock is effectively connected with your U.S. trade or business or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.
Backup Withholding Tax and Information Reporting
We will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.
The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells shares of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells shares of our common stock through a non-U.S. office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS
Form W-8BEN-E (or another appropriate version of IRS Form W-8) certifying that such holder is not a U.S. person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Other Tax Considerations
Additional FATCA Withholding
The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” imposes a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Taxpayers may rely on the provisions in the proposed regulations addressing gross proceeds withholding until final regulations are issued. The rules under FATCA are complex. Holders that hold our common stock through a non-U.S. intermediary or that are Non-U.S. Holders should consult their tax advisors regarding the implications of FATCA on an investment in our common stock.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. We cannot predict the long-term effect of any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.
State and Local Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. Any statement contained in a document which is incorporated by reference into this prospectus and any accompanying prospectus supplement is automatically updated and superseded if information contained in this prospectus or any accompanying prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from the Registrant’s Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2022;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 28, 2022;

•
our Current Report on Form 8-K filed with the SEC on January 13, 2022; and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 12, 2020.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial registration statement of which this prospectus is a part and (ii) after the date of this prospectus and until we sell all of the securities offered by this prospectus or the offering is otherwise terminated. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
To receive a free copy of any of the documents incorporated by reference into this prospectus, including exhibits, if they are specifically incorporated by reference into the documents, call us at (972) 200-7100 or submit a written request to NETSTREIT Corp., 2021 McKinney Avenue, Suite 1150, Dallas, Texas 75201, Attention: Investor Relations.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a website that contains information about us at http://www.NETSTREIT.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference into, the registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. The registration statement of which this prospectus is a part is and the exhibits and schedules to the registration statement are available to you on the SEC’s website.
EXPERTS
The consolidated balance sheets of NETSTREIT Corp. and its subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2021 (successor), for the period from December 23, 2019 to December 31, 2019 (successor), and the period from January 1, 2019 to December 22, 2019 (predecessor) and the related notes and financial statement Schedule III — Real Estate and Accumulated Depreciation, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for us for us by Venable LLP. In addition, certain legal matters in connection with this offering will be passed upon for us by Cooley LLP and certain U.S. income tax matters will be passed upon for us by Winston & Strawn LLP.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.
Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee.
SEC registration fee*	$43,119
Accountants’ fees and expenses	$25,000
Legal fees and expenses	$90,000
Printing expenses	$2,500
Miscellaneous	$531
Total	$161,150

*
Fees were previously paid.

Item 15.
Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:
•
any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness, in the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by our charter shall vest immediately upon the election of a director or officer. Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our directors and executive officers.

Item 16.   Exhibits.
The following exhibits are filed as a part of, or incorporated by reference into, this registration statement on Form S-3.
Exhibit Index
Exhibit No.	Description
3.1	Articles of Amendment and Restatement of NETSTREIT Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
3.2	Articles of Amendment of NETSTREIT Corp. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
3.3	Amended and Restated Bylaws of NETSTREIT Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 21, 2020).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-23991) filed on July 17, 2020).
4.3	Registration Rights Agreement, dated December 23, 2019, by and between NETSTREIT Corp. and Stifel, Nicolaus & Company, Incorporated (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
4.4	Registration Rights Agreement, dated December 23, 2019, by and among NETSTREIT Corp., NETSTREIT, L.P. and the continuing investors party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
5.1	Opinion of Venable LLP regarding the validity of certain of the securities being registered
8.1	Opinion of Winston & Strawn LLP regarding tax matters
10.1	Amended and Restated Agreement of Limited Partnership of NETSTREIT, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-239911) filed on July 17, 2020).
23.1	Consent of KPMG LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
23.3	Consent of Winston & Strawn LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on signature page to Registration Statement)

Item 17.
Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on April 28, 2022.
NETSTREIT CORP.
By: /s/ Mark Manheimer
Mark Manheimer
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Mark Manheimer Mark Manheimer	President, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2022
/s/ Andrew Blocher Andrew Blocher	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	April 28, 2022
* Patricia McBratney	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 28, 2022
* Todd Minnis	Chairman of the Board of Directors	April 28, 2022
* Michael Christodolou	Director	April 28, 2022
* Heidi Everett	Director	April 28, 2022
* Matthew Troxell	Director	April 28, 2022
* Lori Wittman	Director	April 28, 2022
* Robin Zeigler	Director	April 28, 2022
*By: /s/ Andrew Blocher Andrew Blocher, as Attorney-in-Fact	April 28, 2022